                              AMENDED AND RESTATED

                           REVOLVING CREDIT AND TERM

                                 LOAN AGREEMENT



                                    UST INC.



                          Dated as of August 15, 1994



                                   ----------


                           BANK OF BOSTON CONNECTICUT

                                FLEET BANK, N.A.

                         SHAWMUT BANK CONNECTICUT, N.A.

                              UNION TRUST COMPANY

                         WACHOVIA BANK OF GEORGIA, N.A.

                            THE BANK OF NOVA SCOTIA

                       TORONTO-DOMINION (NEW YORK), INC.

                                             as Banks



                           BANK OF BOSTON CONNECTICUT

                                             as Agent

                               TABLE OF CONTENTS

                                     Title

Section                                                       Page
- - - -------                                                       ----
                           SECTION I - DEFINITIONS

1.1   Definitions......................................        2
1.2   Accounting Terms.................................       12

                      SECTION II - DESCRIPTION OF CREDIT

2.1    The Revolving Credit and Term Loans.............       12
2.2    Notice and Manner of Borrowing or Conversion
        of Base Rate and Eurodollar Loans..............       13
2.3    Facility Fee....................................       14
2.4    Reduction of Commitment Amount..................       15
2.5    The Revolving Credit and Term Notes.............       15
2.6    Duration of Eurodollar Interest Periods.........       16
2.7    Interest Rates and Payments of Interest.........       16
2.8    Competitive Bid Loans...........................       17
2.9    Changed Circumstances...........................       22
2.10   Capital Requirements............................       24
2.11   Payments and Prepayments of the Loans...........       25
2.12   Method of Payment for Revolving Credit Loans
        and Term Loans.................................       25
2.13   Overdue Payments................................       26
2.14   Payments Not at End of Interest Period..........       26
2.15   Computation of Interest and Fees................       27

                       SECTION III - CONDITIONS OF LOAN

3.1    Conditions Precedent to Initial Loan............       27
3.2    Conditions Precedent to all Loans...............       28

                 SECTION IV - REPRESENTATIONS AND WARRANTIES

4.1    Organization and Qualification..................       28
4.2    Corporate Authority.............................       29
4.3    Valid Obligations...............................       29
4.4    Consents or Approvals...........................       29
4.5    Title to Properties; Absence of
        Encumbrances...................................       29
4.6    Financial Statements............................       30
4.7    Changes.........................................       30
4.8    Defaults........................................       30
4.9    Taxes...........................................       30
4.10   Litigation......................................       30
4.11   Subsidiaries....................................       31
4.12   Compliance with ERISA...........................       31
4.13   Environmental Matters...........................       31

Section                                                       Page
- - - -------                                                       ----
                      SECTION V - AFFIRMATIVE COVENANTS

5.1    Financial Statements and other Reporting
         Requirements..................................       33
5.2    Conduct of Business.............................       35
5.3    Maintenance and Insurance.......................       35
5.4    Taxes...........................................       36
5.5    Inspection by the Agent ........................       37
5.6    Maintenance of Books and Records................       37
5.7    Consolidated Tangible Net Worth.................       37
5.8    Consolidated Total Funded Debt to
         Consolidated Tangible Net Worth Ratio.........       37
5.9.   Consolidated Operating Cash Flow to
         Consolidated Total Debt Service
         and Dividends Ratio...........................       37
5.10   Environmental Laws..............................       38
5.11   Further Assurances..............................       38

                       SECTION VI - NEGATIVE COVENANTS

6.1    Encumbrances....................................       38
6.2    Contingent Liabilities..........................       40
6.3    Merger; Consolidation; Sale or Lease
        of Assets......................................       40
6.4    Indebtedness of Subsidiaries....................       41
6.5    Restricted Investments..........................       41
6.6    ERISA...........................................       41
6.7    Use of Proceeds.................................       42
6.8    Transactions with Affiliates....................       42

                          SECTION VII - DEFAULTS

7.1    Events of Default...............................       42
7.2    Remedies........................................       45

           SECTION VIII - CONCERNING THE AGENT AND THE BANKS

8.1    Appointment and Authorization...................       45
8.2    Agent and Affiliates............................       46
8.3    Future Advances.................................       46
8.4    Delinquent Bank.................................       47
8.5    Payments........................................       47
8.6    Action by Agent.................................       48
8.7    Notification of Defaults and Events of Default..       49
8.8    Consultation with Experts.......................       49
8.9    Liability of Agent..............................       49
8.10   Indemnification.................................       49
8.11   Independent Credit Decision.....................       50
8.12   [Intentionally Omitted].........................       50
8.13   Successor Agent.................................       50

Section                                                       Page
- - - -------                                                       ----
                          SECTION IX - MISCELLANEOUS

9.1    Notices.........................................       51
9.2    Expenses........................................       53
9.3    Set-Off.........................................       53
9.4    Term of Agreement...............................       54
9.5    No Waivers......................................       54
9.6    Governing Law...................................       54
9.7    Amendments, Waivers, etc........................       54
9.8    Binding Effect of Agreement.....................       55
9.9    Assignment and Participation....................       55
9.10   Counterparts....................................       57
9.11   Partial Invalidity..............................       57
9.12   Captions........................................       57
9.13   Waiver of Jury Trial............................       57
9.14   Entire Agreement................................       57

                                    EXHIBITS



EXHIBIT A-1 - Form of Revolving Credit and Term Note

EXHIBIT A-2 - Form of Competitive Bid Note

EXHIBIT B - Form of Notice of Borrowing or Conversion

EXHIBIT C - Indebtedness; Encumbrances

EXHIBIT D - Litigation

EXHIBIT E - Significant Subsidiaries

EXHIBIT F - Form of Report of Chief Financial Officer

EXHIBIT G - Form of Opinion of Counsel to the Company

EXHIBIT H - Form of Competitive Bid Quote Request

EXHIBIT I - Form of Invitation for Competitive Bid Quotes

EXHIBIT J - Form of Competitive Bid Quote

EXHIBIT K - Form of Notice of Competitive Bid Loans

EXHIBIT L - Form of Notice of Competitive Bid Borrowing

EXHIBIT M - Form of Assignment and Joinder Agreement

                                   SCHEDULES

SCHEDULE 1 -        Commitments of the Banks

SCHEDULE 4.13 -     List of Sites at which Potentially Responsible Party;
                    Hazardous Materials Disclosure; Other Disclosure Under
                    Section 4.13

                    REVOLVING CREDIT AND TERM LOAN AGREEMENT


                          Dated as of August 15, 1994



      THIS AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT is made as of August 15, 1994, by and among UST Inc. (the "Company"), a Delaware corporation having its chief executive office at 100 West Putnam Avenue, Greenwich, Connecticut 06830; Bank of Boston Connecticut, a bank having an office at 31 Pratt Street, Hartford, Connecticut 06103, executing this Agreement in its capacity as one of the Banks ("Bank of Boston"), Fleet Bank, N.A., a national banking association having an office at One Constitution Plaza, Hartford, Connecticut 06115 ("Fleet"), Shawmut Bank Connecticut, N.A., a bank having an office at 777 Main Street, Hartford, Connecticut 06115 ("Shawmut"), Union Trust Company, a trust company having an office at 300 Main Street, Stamford, Connecticut 06904-0700 ("Union Trust"), Wachovia Bank of Georgia, N.A., a national banking association having an office at 191 Peachtree Street, N.E., Atlanta, Georgia 30303 ("Wachovia"), The Bank of Nova Scotia, a bank having an office at One Liberty Plaza, New York, New York 10006 ("Bank of Nova Scotia"), and Toronto-Dominion (New York), Inc., a bank having an office at 909 Fannin, Suite 1700, Houston, Texas 77010 ("Toronto Dominion")]; and Bank of Boston Connecticut, executing this Agreement in the capacity of Agent for the Banks (the "Agent").

      WHEREAS, the Company and Bank of Boston entered into the Revolving Credit and Term Loan Agreement dated as of January 25, 1994 (the "Existing Credit Agreement"), and the parties thereto desire to amend the Existing Credit Agreement in certain respects; and

      WHEREAS, Fleet, Shawmut, Union Trust, Wachovia, Bank of Nova Scotia and Toronto Dominion desire to become parties to the Existing Credit Agreement upon the terms and conditions set forth herein;

      NOW, THEREFORE, the parties hereto hereby agree that the Existing Credit Agreement shall be amended and restated effective the date hereof to read as follows:

                                   SECTION I

                                  DEFINITIONS

      1.1.  Definitions.

      All capitalized terms used in this Agreement or in the Notes or in any certificate, report or other document made or delivered pursuant to this Agreement (unless otherwise defined therein) shall have the meanings assigned to them below:

      Adjusted Eurodollar Rate. Applicable to any Interest Period, shall mean a rate per annum determined pursuant to the following formula:

                              AER =  [    IOR    ]*
                                      -----------
                                     [ 1.00 - RP ]

                              AER = Adjusted Eurodollar Rate
                              IOR = Interbank Offered Rate
                              RP  = Reserve Percentage

             *The amount in brackets shall be rounded upwards, if necessary, to the next higher 1/100 of 1%.

Where:

             "Interbank Offered Rate" applicable to any Eurodollar Loan for any Interest Period means the rate of interest determined by the Agent to be the prevailing rate per annum at which deposits in U.S. dollars are offered to the Agent by first-class banks in the interbank Eurodollar market in which it regularly participates on or about 10:00 a.m. (Boston time) two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Eurodollar Loan to which such Interest Period is to apply for a period of time approximately equal to such Interest Period.

             "Reserve Percentage" applicable to any Interest Period means the rate (expressed as a decimal) applicable to the Agent during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency or marginal reserve requirement) of the Agent with respect to "Eurocurrency liabilities" as that term is defined under such regulations.

The Adjusted Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Reserve Percentage.

      Affected Loans.  See Section 2.8(a).

      Affiliate. With reference to any person (which term does not include, for purposes of this definition, any governmental agency or instrumentality),
(i) any director, officer or employee of that person, (ii) any other person controlling, controlled by or under direct or indirect common control of that person, (iii) any other person directly or indirectly holding 10% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that person and (iv) any other person 10% or more of any class of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that person.

      Agent. Bank of Boston in the capacity as Agent for the Banks under this Agreement, and includes (where the context so admits) any other person or persons succeeding to the functions of the Agent under this Agreement.

      Agreement. This amended and restated Agreement, as the same may be supplemented or amended from time to time.

      Banks. Collectively, (i) Bank of Boston and (ii) each of the other persons that may on or after the date hereof become a party to this Agreement as a Bank hereunder.

      Base Rate. The greater of (i) the rate of interest announced from time to time by The First National Bank of Boston at its head office as its Base Rate, or (ii) the Federal Funds Effective Rate plus 1/2 of 1% per annum (rounded upwards, if necessary, to the next 1/16 of 1%).

      Base Rate Loan. Any Revolving Loan or portion of any Term Loan bearing interest determined with reference to the Base Rate.

      Business Day. (i) For all purposes other than as covered by clause (ii) below, any day other than a Saturday, Sunday or legal holiday on which banks in Boston, Massachusetts are open for the conduct of a substantial part of their commercial banking business; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day that is a Business Day described in clause (i) and that is also a day for trading by and between banks in U.S. Dollar deposits in the interbank Eurodollar market.

      Capital Expenditures. Any expenditure for fixed assets, leasehold improvements, capital leases under GAAP, installment purchases of machinery and equipment, acquisitions of real estate and other similar expenditures including
(i) in the case of a purchase, the entire purchase price, whether or not paid during the fiscal period in question, (ii) in the case of a capital lease, the entire rental amount for the lease term, and (iii) expenditures in any construction-in-process account of the Company.

      Closing Date.  The first date on which the conditions set forth in
Section 4 hereof have all been satisfied and any Loans are to be made hereunder.

      Code. The Internal Revenue Code of 1986 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

      Commercial Paper Rating. The rating given by each of Moody's and Standard and Poor's to the commercial paper issued by the Company.

      Commitment. With respect to each Bank, the amount set forth on Schedule 1 hereto, as such Bank's Commitment may be modified pursuant hereto and in effect from time to time.

      Commitment Amount. Two Hundred Million and 00/100 dollars ($200,000,000) or any lesser amount, including zero, resulting from a termination or reduction of such amount in accordance with Section 2.4 or Section 7.2.

      Commitment Percentage. With respect to each Bank, the percentage set forth on Schedule 1 hereto as such Bank's percentage of the aggregate Commitments of all the Banks. Schedule 1 shall be amended from time to time to reflect any changes to the Commitment Percentages.

      Company.  See Preamble.

      Company's Accountants. Independent certified public accountants acceptable to the Agent and each Bank. The Agent and each Bank hereby acknowledge that the Company's Accountants may include Ernst & Young.

      Competitive Bid Auction. A solicitation by the Agent of Competitive Bid Quotes pursuant to Section 2.8.

      Competitive Bid Loans. Any Loans bearing interest at a rate determined with reference to the Competitive Bid Rate, which Loans shall be made solely at the discretion of each Bank pursuant to a Competitive Bid Auction, as set forth in Section 2.8.

      Competitive Bid Notes. The promissory notes of the Company, substantially in the form of Exhibit A-2 hereto, evidencing the obligation of the Company to each Bank to repay the Competitive Bid Loans made by such Bank.

      Competitive Bid Quote. An offer by a Bank to make a Competitive Bid Loan in accordance with Section 2.8.

      Competitive Bid Rate. The rate of interest quoted by a Bank, at such Bank's sole discretion, in any Competitive Bid Quote.

      Consolidated Net Income. As at any date as of which the amount thereof shall be determined, the sum of the net income of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

      Consolidated Net Worth. At any date as of which the amount thereof shall be determined, the sum of the Net Worth of the Company and its Subsidiaries, as consolidated in accordance with GAAP, after the elimination of intercompany items and portions of income properly attributable to minority interests in Subsidiaries, except to the extent actually received from such Subsidiary in the form of dividends or other distributions.

      Consolidated Operating Cash Flow. For any period for which the amount thereof shall be determined, as consolidated in accordance with GAAP, (i) an amount equal to EBIT of the Company and its Subsidiaries for such period, (ii) plus all depreciation, amortization and other non-cash charges taken in accordance with GAAP by the Company and its Subsidiaries for such period, (iii) minus all taxes paid in cash by the Company and its Subsidiaries for such period, and (iv) minus all Capital Expenditures paid in cash by the Company and its Subsidiaries during such period.

      Consolidated Subsidiary. Any Subsidiary of the Company the assets and liabilities of which are required to be consolidated with those of the Company in its consolidated financial statements in accordance with GAAP.

      Consolidated Tangible Net Worth. At any date as of which the amount thereof shall be determined, the Consolidated Net Worth of the Company and its Subsidiaries minus the amount of all intangible items reflected therein, including, without limitation, all unamortized debt discount and expense, unamortized research and development expense, unamortized deferred charges, goodwill, Patents, and all other similar items which would be treated as intangibles in accordance with GAAP.

      Consolidated Total Debt Service. At any date as of which the amount thereof shall be determined, as consolidated in accordance with GAAP, (i) the aggregate cash interest expense of the Company and its Subsidiaries for the applicable period, (ii) plus the aggregate amount of scheduled principal payments made by the Company and its Subsidiaries for the applicable period.

      Consolidated Total Funded Debt. At any date as of which the amount thereof shall be determined, as consolidated in accordance with GAAP, all of the Funded Debt of the Company and its Subsidiaries.

      Controlled Group. All trades or businesses (whether or not incorporated) under common control that, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001(b) of ERISA.

      Default. An event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

      Dividends. (i) The declaration or payment of any cash or property dividend on or in respect of shares of any class of capital stock of the Company, except dividends payable solely in shares of the Company's capital stock, and (ii) any other distribution paid on or in respect of shares of any class of capital stock of the Company, but does not include redemptions or repurchases by the Company of any shares of its capital stock.

      EBIT. At any date as of which the amount thereof shall be determined, an amount equal to net income (as determined in accordance with GAAP), plus the following to the extent deducted in computing such net income (i) all interest, and (ii) taxes on income.

      Encumbrances.  See Section 6.1.

      Environmental Laws. Any and all applicable foreign, federal, state and local environmental, health or safety statutes, laws, regulations, or ordinances (whether now existing or hereafter enacted or promulgated), of all governmental agencies, bureaus or departments which may now or hereafter have jurisdiction over the Company or any of its Subsidiaries and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Materials, chemical substances, pollutants or contaminants whether solid, liquid or gaseous in nature, into the environment or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such Hazardous Materials, chemical substances, pollutants or contaminants.

      ERISA. The Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

      Eurodollar Loan. Any Revolving Loan or portion of any Term Loan bearing interest at a rate determined with reference to the Adjusted Eurodollar Rate.

      Event of Default.  Any event described in Section 7.1.

      Federal Funds Effective Rate. For any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.

      Funded Debt. At any date as of which the amount thereof shall be determined, as applied to the Company and its Subsidiaries, all Indebtedness of the Company or such Subsidiary which by its terms is payable more than one year from such date or which may be extended at the option of the Company or such Subsidiary under a revolving credit facility or similar agreement to a date more than one year from such date of determination, provided that all Indebtedness hereunder shall at all times constitute Funded Debt.

      GAAP.  Generally accepted accounting principles consistently applied.

      Guarantees. As applied to the Company and its Subsidiaries, all guarantees, endorsements or other contingent or surety obligations with respect to obligations of others whether or not reflected on the consolidated balance sheet of the Company and its Subsidiaries, including, without limitation, any obligation to furnish funds, directly or indirectly (whether by virtue of partnership arrangements, by agreement to keep-well or otherwise), through the purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan, or to enter into a contract for any of the foregoing, for the purpose of payment of obligations of any other person.

      Hazardous Material. Any substance (i) the presence of which requires or may hereafter require notification, investigation or remediation under any Environmental Law; (ii) which is or becomes defined as a "hazardous waste", "hazardous material" or "hazardous substance" or "controlled industrial waste" or "pollutant" or "contaminant" under any present or future Environmental Law or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and any applicable local statutes and the regulations promulgated thereunder; (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of any foreign country, the United States, any state of the United States, or any political subdivision thereof to the extent any of the foregoing has or had jurisdiction over the Company; or (iv) without limitation, which contains gasoline, diesel fuel or other petroleum products, asbestos or polychlorinated biphenyls ("PCB's").

      Indebtedness. As applied to the Company and its Subsidiaries and determined on a consolidated basis, (i) all obligations for borrowed money or other extensions of credit whether or not secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of the Company and its Subsidiaries and all obligations representing the deferred purchase price of property, other than accounts payable arising in the ordinary course of business, (ii) all obligations evidenced by bonds, notes, debentures or other similar instruments, (iii) all obligations secured by any mortgage, pledge, security interest or other lien on property owned or acquired by the Company or any of its Subsidiaries whether or not the obligations secured thereby shall have been assumed, (iv) that portion of all obligations arising under capital leases that is required to be capitalized on the consolidated balance sheet of the Company and its Subsidiaries, (v) all Guarantees, and (vi) all obligations that are immediately due and payable out of the proceeds of property now or hereafter owned or acquired by the Company or any of its Subsidiaries.

      Interest Period.

      (a) With respect to each Eurodollar Loan, the period commencing on the date of the making or continuation of or conversion to such Eurodollar Loan and ending not later than one, two, three or six months thereafter, as the Company may elect in the applicable Notice of Borrowing or Conversion;

      (b) with respect to each Competitive Bid Loan, the period commencing on the date of the making or continuation of such

Competitive Bid Loan and ending not later than ninety days thereafter, as the Company may elect in accordance with Section 2.8 hereof;

provided that:

             (i) any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of Eurodollar Loans, such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

             (ii) any Interest Period applicable to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month that is one, two, three or six months after the first day of such Interest Period;

             (iii) any Interest Period during the Revolving Credit Period that would otherwise end after the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date, and any Interest Period during the Term Loan Period that would otherwise end after the final maturity date of the Term Loan, shall end on said final maturity date;

             (iv) no Interest Period applicable to any Term Loan shall include a principal repayment date for such Term Loan unless an aggregate principal amount of Loans at least equal to the principal amount due on such principal repayment date shall be Base Rate Loans or other Loans having Interest Periods ending on or before such date;

             (v) notwithstanding clauses (iii) and (iv) above, no Interest Period applicable to a Eurodollar Loan shall have a duration of less than one month; and if any Interest Period applicable to such Loan would be for a shorter period, such Interest Period shall not be available hereunder; and

             (vi) no Interest Period may be selected in respect to all or any portion of any Revolving Loan or Competitive Bid Loan which would expire after the Revolving Credit Termination Date.

      Investment. (i) Any share of capital stock, evidence of Indebtedness or other security issued by any other person, (ii) any loan, advance or extension of credit to, or contribution to the capital of, any other person, (iii) any Guarantee of the Indebtedness or Liability of any other person, (iv) any obligation secured by an Encumbrance on, or payable out of the proceeds of property of any other person, whether or not such obligation shall have been assumed by such person, (v) any other investment in any other person (other than the acquisition of the assets constituting the business or a division or operating unit thereof of any person), and (vi) any commitment or option to make an Investment if, in the case of an option, the consideration therefor exceeds $1,000,000.

      Liabilities. As applied to the Company and its Subsidiaries, at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP, be classified as liabilities on the balance sheet of the Company or such Subsidiary, including, in any event, all Indebtedness of the Company or such Subsidiary.

      Loan. A loan made to the Company by any Bank pursuant to Section II of this Agreement, and "Loans" means all of such loans, collectively.

      Majority Banks. Those Banks, no fewer than two, whose aggregate Commitments constitute at least fifty-one percent (51%) of the total Commitments of the Banks.

      Material Adverse Effect. A material adverse change in or effect on the assets, business, properties, operations, liabilities or condition (financial or otherwise) of the Company and its Significant Subsidiaries taken as a whole.

      Net Worth. At any date as of which the amount thereof shall be determined, as applied to the Company or any Subsidiary, the total shareholders' equity (including capital stock, additional paid-in-capital and retained earnings) which at such time would appear as such on a balance sheet of the Company or any Subsidiary, as applicable, prepared in accordance with GAAP, minus (without duplication) the amount of all treasury stock.

      Notes. Collectively, the Revolving Credit and Term Notes and the Competitive Bid Notes.

      Notice of Borrowing or Conversion.  See Section 2.2.

      Obligations. Any and all obligations of the Company to the Agent or any Bank hereunder or under the Notes of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument, if any, and including obligations to perform acts and refrain from taking action as well as obligations to pay money.

      Patents. Any patent, patent rights or licenses, trademarks, trademark rights, trade names, trade name rights, copyrights, and any other right with respect to the foregoing.

      PBGC. The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

      Permitted Encumbrances.  See Section 6.1.

      Person or person. Any individual, corporation, partnership, trust, governmental agency or instrumentality.

      Plan. At any time, an employee pension or other benefit plan that is subject to Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code and is either (i) maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group or (ii) if such Plan is established, maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Company or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five Plan years made contributions.

      Revolving Credit and Term Notes. The revolving credit and term notes of the Company, substantially in the form of Exhibit A-1 hereto, evidencing the obligation of the Company to each Bank to repay the Revolving Credit Loans and the Term Loan made by such Bank.

      Revolving Credit Period. The period beginning on the date of this Agreement and extending through and including the Revolving Credit Termination Date or such earlier date on which the obligation of the Banks to make Revolving Loans is terminated or the Commitment Amount is reduced to zero in accordance with the terms hereof.

      Revolving Credit Termination Date.  August 15, 1997.

      Revolving Loans. The Loans made to the Company pursuant to Section 2.1(a) of this Agreement.

      Significant Subsidiary. Any Subsidiary of the Company that, at the time of determination, constitutes a "Significant Subsidiary" as such term is defined in Regulation S-X of the Securities and Exchange Commission, but shall, in any case, include, without limitation, all of the Subsidiaries listed on the attached Exhibit E and any Affiliate of the Company which may, in the future, operate or own the principal business or assets currently operated and owned by any of such Subsidiaries listed on Exhibit E, and shall, in any case, exclude Camera Platforms International, Inc.

      Subsidiary. Any corporation, association, joint stock company, business trust or other similar organization of which 50% or more of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by the Company or a Subsidiary of the Company; or any other such organization the management of which is directly or indirectly controlled by the Company or a Subsidiary of the Company through the exercise of voting power or otherwise; or any joint venture, whether incorporated or not, in which the Company has a 50% ownership interest.

      Term Loans. The loans made to the Company pursuant to Section 2.1(b) of this Agreement.

      Term Loan Period. The period beginning on the Revolving Credit Termination Date and extending through and including the third anniversary of the Revolving Credit Termination Date or such earlier date on which the Term Loans are repaid in full.

      1.2. Accounting Terms. All terms of an accounting character shall have the meanings assigned thereto by GAAP applied on a basis consistent with the financial statements referred to in Section 4.6 of this Agreement, modified to the extent, but only to the extent, that such meanings are specifically modified herein. In the event that any change in GAAP after the date hereof would change the principles underlying the determination of any financial covenant in any material respect, the Company, the Agent and the Banks shall endeavor in good faith to agree upon a mutually acceptable amendment to such covenant; provided, however, that such covenant as in effect at the time of such change shall continue to be in full force and effect unless and until such an amendment becomes effective.

                                   SECTION II

                             DESCRIPTION OF CREDIT

      2.1.  The Revolving Credit and Term Loans.

      (a) Subject to the terms and conditions hereof, each Bank severally agrees to make Revolving Loans to the Company, from time to time until the close of business on the Revolving Credit Termination Date, in such sums as the Company may request up to an amount equal to such Bank's Commitment, provided that the aggregate principal amount of all Loans at any one time outstanding hereunder shall not exceed the Commitment Amount, and provided further that the Revolving

Loans shall be made pro rata in accordance with each Bank's Commitment Percentage at the time each such Loan is made. The Company may borrow, prepay pursuant to Section 2.10 and reborrow, from the date of this Agreement until the Revolving Credit Termination Date, the full amount of the Commitment Amount or any lesser sum that is at least $1,000,000 or an integral multiple thereof. Any Revolving Loan not repaid by the Revolving Credit Termination Date shall be due and payable on the Revolving Credit Termination Date.

      (b) Subject to the terms and conditions hereof, each Bank severally agrees to make to the Company, on the Revolving Credit Termination Date, a term loan (collectively, the "Term Loans") equal to such Bank's Commitment Percentage of the aggregate principal amount of Revolving Loans and Competitive Bid Loans then outstanding, provided that no Term Loan made by any Bank shall exceed such Bank's Commitment. The Term Loans shall be made by the Banks pro rata in accordance with each Bank's Commitment Percentage, and the proceeds thereof shall be used to repay in full the aggregate principal amount of Revolving Loans and Competitive Bid Loans then outstanding. The principal of each Term Loan shall be payable in thirty-six (36) equal consecutive monthly installments on the last day of each month commencing on September 30, 1997. All principal remaining unpaid and any accrued but unpaid interest shall in any event be due and payable on the earlier of the last day of the Term Loan Period or August 15, 2000.

      (c) Provided that no Default shall have occurred and be continuing, the Company may elect to convert all or any part (in integral multiples of $1,000,000) of any outstanding Base Rate Loan or Eurodollar Loan into a Loan of any other type provided for in this Agreement (other than a Competitive Bid
Loan) in the same aggregate principal amount, on any Business Day (which, in the case of a conversion of a Eurodollar Loan, shall be the last day of the Interest Period applicable to such Eurodollar Loan). The Company shall give the Agent prior notice of each such conversion (which notice shall be effective upon receipt in accordance with Section 2.2). All such conversions shall be made pro rata in accordance with each Bank's Commitment Percentage.

      2.2. Notice and Manner of Borrowing or Conversion of Base Rate and Eurodollar Loans. (a) Whenever the Company desires to obtain or continue Base Rate Loans or Eurodollar Loans hereunder, or convert outstanding Base Rate Loans into Eurodollar Loans or Eurodollar Loans into Base Rate Loans, the Company shall notify the Agent (which notice shall be irrevocable) by telecopy, telegraph or telephone received no later than 10:00 a.m. Boston time on the day on which the requested Loans are to be made or continued as or converted to Base Rate Loans, and received no later than 10:00 a.m. Boston time on the date four Business Days before the day on which the requested Loans are to be made or continued as or converted to Eurodollar Loans. Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof. Such notice shall specify (i) the effective date and amount of each Loan or portion thereof to be continued or converted, subject to the limitations set forth in Section 2.1, (ii) the interest rate option to be applicable thereto, and (iii) the duration of the applicable Interest Period, if any (subject to the provisions of the definition of Interest Period and Section 2.6). Each such notification (a "Notice of Borrowing or Conversion") shall be immediately followed by a written confirmation thereof by the Company in substantially the form of Exhibit B hereto, provided that if such written confirmation differs in any material respect from the action taken by the Agent, the records of the Agent shall control absent manifest error.

      (b) Subject to the terms and conditions hereof, each Bank shall make available to the Agent, in immediately available funds, no later than 1:00 p.m. on the date upon which any Base Rate Loan or Eurodollar Loan is to be made such Bank's Commitment Percentage of the requested Loan. Upon receipt of such funds, the Agent shall, in turn, make each such Loan available to the Company on the effective date specified therefor by crediting the amount of such Loan to the Company's demand deposit account with the Agent or as otherwise specified by the Company in writing. In no event shall the Agent (in its capacity as Agent) have any obligation to make any funding unless it shall have received funds therefor from the Banks.

      (c) Subject to the terms and conditions hereof, each Bank which is making a Competitive Bid Loan pursuant to Section 2.8 hereof shall make available to Agent, in immediately available funds, no later than 1:00 p.m. on the date on which such Competitive Bid Loan is to be made, the principal amount thereof (or so much thereof as shall have been allocated to such Bank pursuant to Section 2.8(h) hereof). Upon receipt of such funds, the Agent shall make such Competitive Bid Loan available to the Company on the effective date specified therefor by crediting the amount of such Competitive Bid Loan to the Company's demand deposit account with the Agent or as otherwise specified by the Company in writing. In no event shall the Agent (in its capacity as Agent) have any obligation to fund any Competitive Bid Loan unless it shall have received funds therefor from the Bank or Banks making such Loan.

      2.3. Facility Fee. The Company shall pay a facility fee to the Agent for the respective accounts of the Banks, to be allocated among the Banks in accordance with their respective Commitment Percentages, for each day during the Revolving Credit Period at the rate per annum set forth in Table 2.3 below corresponding to the Commercial Paper Rating applicable to the Company for such day, multiplied by the Commitment Amount in effect for such day, or if the Company is not rated by either Moody's or Standard & Poor's at any time, the facility fee rate shall be .25% per annum. Facility fees shall be payable quarterly in arrears, on the last day of March, June, September and December of each year beginning September, 1994, and on the last day of the Revolving Credit Period. If, at any time, the Commercial Paper Rating assigned to the Company by Moody's is at a different level from the Commercial Paper Rating assigned to the Company by Standard & Poor's (e.g., a Moody's rating of P1 and a Standard & Poor's rating of A3), the Commercial Paper Rating which results in a higher facility fee rate shall apply (e.g., the Standard & Poor's rating of A3, in the example above).

                                   TABLE 2.3

                                                                Facility
                   Commercial Paper Rating                      Fee Rate
                   -----------------------                    ----------

                 Moody's                 S&P
                 -------                 ---
at least:           P1     or            A1                     .10%
- - - --------            P2     or            A2                     .15%
                    P3     or            A3                     .20%
below:              P3     or            A3                     .25%
- - - -----

      2.4. Reduction of Commitment Amount. The Company may from time to time by written notice delivered to the Agent at least two Business Days prior to the date of the requested reduction, reduce by integral multiples of $1,000,000 any unborrowed portion of the Commitment Amount. No reduction of the Commitment Amount shall be subject to reinstatement.

      2.5. The Revolving Credit and Term Notes. (a) The Revolving Credit Loans and Term Loans shall be evidenced by separate promissory notes substantially in the form of Exhibit A-1 attached hereto, payable to the order of each Bank and having a final maturity of the last day of the Term Loan Period, but in no event later than August 15, 2000. Each such Note shall be dated on or before the date of the first Loans and shall have the blanks therein appropriately completed.

      (b) Each Bank shall, and is hereby irrevocably authorized by the Company to, enter on the schedule forming a part of such Bank's Revolving Credit and Term Note or otherwise in its records appropriate notations evidencing the date and the amount of each Loan, the interest rate applicable thereto and the date and amount of each payment of principal made by the Company with respect thereto; and such notations shall constitute prima facie evidence thereof. Each Bank is hereby irrevocably authorized by the Company to attach to and make a part of such Bank's Revolving Credit and Term Note a continuation of any such schedule as and when required. No failure on the part of any Bank to make any notation as provided in this subsection (b) shall in any way affect any Loan or the rights or obligations of such Bank or the Company with respect thereto.

      2.6. Duration of Eurodollar Interest Periods. (a) Subject to the provisions of the definition of the term "Interest Period", the duration of each Interest Period applicable to a Eurodollar Loan shall be as specified in the applicable Notice of Borrowing or Conversion. The Company shall have the option to elect a subsequent Interest Period to be applicable to such Eurodollar Loan by giving notice of such election to the Agent received no later than 10:00 a.m. Boston time three Business Days before the end of the then applicable Interest Period if such Loan is to be continued as or converted to a Eurodollar Loan.

      (b) If the Agent does not receive a notice of election of duration of an Interest Period for a Eurodollar Loan pursuant to subsection (a) above within the applicable time limits specified therein, or if, when such notice must be given, an Event of Default exists, the Company shall be deemed to have elected to convert all Eurodollar Loans in whole into Base Rate Loans on the last day of the then current Interest Period with respect thereto.

      (c) Notwithstanding the foregoing, the Company may not select an Interest Period for any Eurodollar Loan that would end, but for the provisions of the definition of Interest Period, after the Revolving Credit Termination Date or the maturity date of the Term Loan, as the case may be.

      2.7. Interest Rates and Payments of Interest. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate, which rate shall change contemporaneously with any change in the Base Rate. Such interest shall be payable on the last day of each month in which a Base Rate Loan is outstanding hereunder, and when such Base Rate Loan is due (whether at maturity, by reason of acceleration or otherwise).

      (b) Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the Adjusted Eurodollar Rate plus (i) for each Revolving Loan that is a Eurodollar Loan, the percentage set forth in Table E-1 below corresponding to the Commercial Paper Rating applicable to the Company on the first day of the Interest Period for such Loan and (ii) for any portion of the Term Loan that is a Eurodollar Loan, the percentage set forth in Table E-2 below corresponding to the Commercial Paper Rating applicable to the Company on the first day of the Interest Period for such Loan, or if the Company is not rated by either Moody's or Standard & Poor's at any time, the Eurodollar Margin shall be .675% with respect to

Revolving Loans that are Eurodollar Loans and .800% with respect to any portion of the Term Loan that is a Eurodollar Loan. Such interest shall be payable for such Interest Period on the last day thereof and when such Eurodollar Loan is due (whether at maturity, by reason of acceleration or otherwise) and, if such Interest Period is longer than three months, at intervals of three months after the first day of such Interest Period. If, at any time, the Commercial Paper Rating assigned to the Company by Moody's is at a different level from the Commercial Paper Rating assigned to the Company by Standard & Poor's (e.g., a Moody's rating of P1 and a Standard & Poor's rating of A3), the Commercial Paper Rating which results in a higher Eurodollar Margin shall apply (e.g., the Standard & Poor's rating of A3, in the example above).

                                   TABLE E-1

                                                              Eurodollar
                 Commercial Paper Rating                        Margin
                 -----------------------                      ----------

             Moody's                     S&P
             -------                     ---
at least:      P1           or           A1                     .300%
- - - --------       P2           or           A2                     .425%
               P3           or           A3                     .550%
below:         P3           or           A3                     .675%
- - - -----


                                   TABLE E-2

                                                              Eurodollar
                 Commercial Paper Rating                        Margin
                 -----------------------                      ----------

             Moody's                     S&P
             -------                     ---
at least:      P1           or           A1                     .425%
- - - --------       P2           or           A2                     .550%
               P3           or           A3                     .675%
below:         P3           or           A3                     .800%
- - - -----

      Section 2.8   Competitive Bid Loans.

             (a) Competitive Bid Loan Option. In addition to Revolving Loans, the Company may, pursuant to the terms of this Section 2.8, cause the Agent to request that the Banks submit offers to make Competitive Bid Loans to the Company from time to time prior to the Revolving Credit Termination Date. The Banks may, but shall have no obligation to, make such offers and the Company may, but shall have no obligation to, accept such offers in the manner set forth in this Section 2.8; provided that at no time shall the sum of the aggregate principal amount of Competitive Bid Loans outstanding plus the aggregate principal amount of all other Loans outstanding exceed the Commitment Amount.

             (b) Competitive Bid Request. When the Company wishes to request offers to make Competitive Bid Loans under this Section 2.8, it shall transmit to the Agent by telecopy or telex a bid request substantially in the form of Exhibit H hereto to be received no later than 10:00 a.m. (Boston time) on the Business Day preceding the day on which the requested Competitive Bid Loan is to be made specifying (i) the date such Competitive Bid Loan is requested to be made (which must be a Business Day), (ii) the amount of such Competitive Bid Loan, which must be a minimum of $1,000,000 or an integral multiple thereof, and (iii) the duration of the requested Interest Period applicable thereto (subject to the provisions of the definition of the term "Interest Period"). The Company may request offers to make Competitive Bid Loans for more than one Interest Period in a single bid request.

             (c) Invitation for Competitive Bids. Not later than 2:00 p.m. (Boston time) on the Business Day on which the Agent receives a bid request from the Company in compliance with Section 2.8(b), the Agent shall send to the Banks by telecopy or telex an invitation for Competitive Bid Quotes, substantially in the form of Exhibit I hereto, which shall constitute an invitation by the Company to each Bank to submit bids offering to make Competitive Bid Loans in accordance with this Section 2.8 (each an "Invitation for Competitive Bids"). If, after receipt by the Agent of a bid request from the Company in accordance with subsection (b) of this Section 2.8, the Agent or any Bank shall be unable to complete any procedure of the auction process described in subsections (c) through (f) (inclusive) of the Section 2.8 due to the inability of such Person to transmit or receive communications through the means specified therein, such Person may rely on telephonic notice for the transmission or receipt of such communications. In any case where such Person shall rely on telephone transmission or receipt, any communication made by telephone shall, as soon as possible thereafter, be followed by written confirmation thereof.

             (d) Submission and Contents of Competitive Bids.

             (i) In response to any Invitation for Competitive Bids, each Bank may (but shall not be required to) submit to the Agent a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans. Each Competitive Bid Quote must comply with the requirements of this Section 2.8(d) and must be submitted to the Agent by telecopy or telex not later than 9:30 a.m. (Boston time) on the requested effective date of the Competitive Bid Loan, as set forth in the Invitation for Competitive Bids, provided that Competitive Bid Quotes submitted by the Agent (or any Affiliate of the Agent) in its capacity as a Bank may be submitted, and may only be submitted, if the Agent or such Affiliate notifies the Company of the offer or offers contained therein not later than 9:15 a.m. (Boston time) on the requested effective date of the Competitive Bid Loan. Any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Company.

             (ii) Each Competitive Bid Quote shall be substantially in the form of Exhibit J hereto and shall in any case specify:

                    (A) the proposed effective date of the proposed Competitive Bid Loan;

                    (B) the principal amount of the proposed Competitive Bid Loan for which each offer is made, which principal amount (x) may be greater than the quoting Bank's Commitment at the time but may not exceed the Commitment Amount, (y) must be $1,000,000 or an integral multiple of $1,000,000 and (z) may not exceed the principal amount of the Competitive Bid Loan for which offers were requested;

                    (C) the rate of interest per annum (rounded to the nearest 1/10,000th of 1%) (the "Competitive Bid Rate") offered for each such Competitive Bid Loan;

                    (D) the proposed Interest Period for the proposed Competitive Bid Loan; and

                    (E)  the identity of the quoting Bank.

             (iii)  Any Competitive Bid Quote shall be disregarded if it:

                    (A) is not substantially in the form of Exhibit J hereto or does not specify all of the information required by Section 2.8(d)(ii);

                    (2) contains qualifying, conditional or similar language (except that it may, in the case of a quote relating to more than one Interest Period, contain the condition that the Bank will fund any one, but not more, of the Competitive Bid Loans offered in such Competitive Bid Quote);

                    (3) proposes terms (including, without limitation, an Interest Period) other than or in addition to those set forth in the applicable Invitation for Competitive Bids; or

                    (4)  arrives after the time set forth in Section 2.8(d)(i).

             (e) Notice to Company. Not later than 10:00 a.m. (Boston time) on the effective date of the requested borrowing, the Agent shall notify the Company of the terms of each Competitive Bid Quote submitted by a Bank that is in accordance with Section 2.8(d). The Agent's notice to the Borrower shall specify (i) the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Request and (ii) the respective principal amounts and Competitive Bid Rates, as the case may be, so offered.

             (f) Acceptance and Notice By Company. Not later than 10:30 a.m. (Boston time) on the date of the requested borrowing, the Company shall notify, by telephone, confirmed by telecopy substantially in the form of Exhibit K hereto, the Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to Section 2.8(e). In the case of an acceptance, such notice (a "Notice of Competitive Bid Borrowing") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Company may accept any Competitive Bid Quote in whole or in part; provided that:

             (i) the aggregate principal amount of each borrowing may not exceed the applicable amount set forth in the related Competitive Bid Request;

             (ii) subject to the provisions of Section 2.8(h) hereof, the principal amount of each Loan must be $1,000,000 or an integral multiple of $1,000,000;

             (iii) offers quoting lower Competitive Bid Rates must be accepted prior to offers quoting higher Competitive Bid Rates; and

             (iv)  the Company shall not accept any offer that is described in
Section 2.8(d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

             (g) Notice by the Agent to the Banks. Not later than 11:00 a.m. (Boston time) on the date of the requested borrowing, the Agent shall notify, by telephone, confirmed by telecopy substantially in the form of Exhibit L hereto, such Banks that made such Competitive Bid Quotes of the Company's acceptance or non-acceptance of such Competitive Bid Quotes.

             (h) Allocation by Agent. If Competitive Bid Quotes are made by two or more Banks with the same Competitive Bid Rates for a greater aggregate principal amount than the amount in respect of which offers are accepted by the Company for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted by the Company shall be allocated by the Agent among such Banks as nearly as possible (in such multiples, not smaller than $500,000, as the Agent may deem appropriate) in proportion to the aggregate principal amount of such offers. If any such Bank has indicated a minimum acceptable Competitive Bid Loan in its Competitive Bid Quote, and under the procedures of this subsection (h), the Agent would have allocated to it an amount less than such minimum, such Competitive Bid Quote will instead be deemed to have been withdrawn. Determinations by the Agent of the amounts of Competitive Bid Loans to be made by each Bank shall be conclusive in the absence of manifest error.

      (i) Interest on Competitive Bid Loans. Each Competitive Bid Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Competitive Bid Rate quoted by the Bank making such Loan in its Competitive Bid Quote. Such interest shall be payable on the last day of each month during the Interest Period applicable thereto and when such Competitive Bid Loan is due (whether at maturity, by reason of acceleration or otherwise).

      (j) Competitive Bid Notes. The Competitive Bid Loans shall be evidenced by separate promissory notes substantially in the form of Exhibit A-2 attached hereto, payable to the order of each Bank in a principal amount equal to the Commitment Amount. Each such Note shall be dated on or before the date of the first Loans and shall have the blanks therein appropriately completed. Each Bank shall, and is hereby irrevocably authorized by the Company to, enter on the schedule forming a part of such Bank's Competitive Bid Notes or otherwise in its records appropriate notations evidencing the date and the amount of each Competitive Bid Loan made by such Bank, the interest rate applicable thereto and the date and amount of each payment of principal made by the Company with respect thereto; and such notations shall constitute prima facie evidence thereof. Each Bank is hereby irrevocably authorized by the Company to attach to and make a part of such Bank's Competitive Bid Notes a continuation of any such schedule as and when required. No failure on the part of any Bank to make any notation as provided in this subsection (j) shall in any way affect any Competitive Bid Loan or the rights or obligations of such Bank or the Company with respect thereto.

      (k) Payment of Competitive Bid Loans. Each Competitive Bid Loan shall be due and payable, and the Company hereby absolutely and unconditionally promises to pay such Competitive Bid Loans, on the earlier of (i) the expiration of the Interest Period thereof and (ii) the Revolving Credit Termination Date. All payments of principal and interest and other amounts payable in respect of a Competitive Bid Loan shall be made by the Company to the Agent for the account of the Bank or Banks making such Competitive Bid Loan in immediately available funds, on or before 11:00 a.m. (Boston time) on the due date thereof, free and clear of, and without any deduction or withholding for, any taxes or other payments.

      (l) Maximum Competitive Bid Loans; Funding Losses. (a) Notwithstanding any other provision herein to the contrary, at no time shall the aggregate principal amount of Competitive Bid Loans outstanding at any time, after giving effect to the use of the proceeds of any such Competitive Bid Loan, exceed the Commitment Amount minus the aggregate principal amount of Revolving Loans outstanding at such time.

      (b) If after acceptance of any Competitive Bid Quote pursuant to Section 2.8, the Company fails to borrow any Competitive Bid Loan so accepted on the date specified therefor, the Company shall indemnify the Bank funding such Loan against any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain such unborrowed Loans.

      2.9.  Changed Circumstances.

      (a)    In the event that:

             (i) on any date on which the Adjusted Eurodollar Rate would otherwise be set the Agent shall have determined in good faith (which determination shall be final and conclusive) that adequate and fair means do not exist for ascertaining the Interbank Offered Rate, or

             (ii) at any time the Agent shall have determined in good faith (which determination shall be final and conclusive) that:

             (A) the making or continuation of or conversion of any Loan to a Eurodollar Loan has been made impracticable or unlawful by (1) the occurrence of a contingency that materially and adversely affects the interbank Eurodollar market maintained by dealers in New York City of recognized standing or (2) compliance by the Agent or any Bank in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law); or

             (B) as the case may be, the Adjusted Eurodollar Rate shall no longer represent the effective cost to any Bank for U.S. dollar deposits in the interbank Eurodollar market for deposits in which it regularly participates;

then, and in any such event, the Agent shall forthwith so notify the Company thereof. Until the Agent notifies the Company that the circumstances giving rise to such notice no longer apply, the obligation of each Bank to allow selection by the Company of the type of Loan affected by the contingencies described in this Section 2.9(a) (herein called "Affected Loans") shall be suspended. If at the time the Agent so notifies the Company, the Company has previously given the Agent or the Banks a Notice of Borrowing or Conversion with respect to Affected Loans but such Loans have not yet gone into effect, such notification shall be deemed to be void and the Company may borrow Loans of another type by giving a substitute Notice of Borrowing or Conversion pursuant to Section 2.2 hereof.

      In the case of an event specified in clause (ii)(A)(2) above, upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) the Company shall, with respect to all of the outstanding Affected Loans, prepay the same, together with interest thereon and any amounts required to be paid pursuant to Section 2.14, and may borrow a Loan of another type in replacement thereof in accordance with Section 2.1 hereof by giving a Notice of Borrowing or Conversion pursuant to Section 2.2 hereof.

      (b) In case any law, regulation, treaty or official directive or the interpretation or application thereof by any court or by any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

             (i) subjects the Agent or any Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by the Company or otherwise with respect to the transactions contemplated hereby (except for franchise taxes and taxes on the overall net income of the Agent or such Bank imposed by the United States of America or any political subdivision thereof), or

             (ii) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, the Agent or any Bank (other than such requirements as are already included in the determination of the Adjusted Eurodollar Rate), or

             (iii) imposes upon the Agent or any Bank any other condition with respect to its performance under this Agreement,

and the result of any of the foregoing is to increase the cost to the Agent or such Bank, reduce the income receivable by the Agent or such Bank or impose any expense upon the Agent or such Bank with respect to any Loans, the Agent shall notify the Company thereof. The Company agrees to pay to the Agent or such Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by the Agent or such Bank of a statement in the amount and setting forth the Agent or such Bank's calculation thereof, which statement shall constitute prima facie evidence of the subject matter thereof.

      (c) The Agent and each Bank agrees that as promptly as practicable after it becomes aware of the occurrence of any event or the existence of a condition that (i) would cause it to incur any increased cost under this
Section 2.9 or (ii) would require the Company to pay an increased amount under this Section 2.9, (a) it will notify the Company and the Agent of such event or condition and, (b) it will use its reasonable efforts to make, fund or maintain the affected Loans through another lending office or take such other reasonable steps so as to avoid the consequences of such event or condition, provided that the Agent or such Bank determines, in its sole discretion, that it may do so consistent with the Agent's or such Bank's internal policies and without being detrimental to the Agent or such Bank.

      2.10. Capital Requirements. If after the date hereof the Agent or any Bank determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (ii) compliance by the Agent or any Bank or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction, has the effect of reducing the return on the Agent's or such Bank's or such holding company's capital as a consequence of the Agent's or such Bank's Loans or commitment to make Loans hereunder to a level below that which the Agent or such Bank or such holding company could have achieved but for such adoption, change or compliance (taking into consideration Agent's or such the Bank's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by the Agent or such Bank to be material, then the Agent or such Bank shall notify the Company thereof. The Company agrees to pay to the Agent or such Bank the amount of such reduction of return on capital as and when such reduction is determined, upon presentation by the Agent or such Bank of a statement stating the amount and setting forth the Agent's or Bank's calculation thereof, which statement shall constitute prima facie evidence of the subject matter thereof. In determining such amount, the Agent or such Bank may use any reasonable averaging and attribution methods.

      2.11. Payments and Prepayments of the Loans. (a) Revolving Loans that are Base Rate Loans may be prepaid, in whole or in part, at any time, without premium or penalty upon one Business Day's notice. Eurodollar Loans may be prepaid, in whole or in part, at any time, without premium or penalty (but subject to the provisions of Section 2.14) upon three business days notice to the Agent. Any interest accrued on the amounts so prepaid to the date of such payment must be paid at the time of any such payment. No prepayment of Base Rate Loans or Eurodollar Loans during the Revolving Credit Period shall affect the Commitment Amount or impair the Company's right to borrow Base Rate Loans or Eurodollar Loans as set forth in Section 2.1.

      (b) The Term Loan may be prepaid at any time, in whole or in part, at any time without premium or penalty (but, in the case of Eurodollar Loans, subject to the provisions of Section 2.14), upon one Business Day's notice to the Agent in the case of a Base Rate Loan and upon three business days notice in the case of a Eurodollar Loan, provided that interest accrued on the amounts so prepaid to the date of such payment must be paid at the time of any such payment. Prepayments of the Term Loan shall be applied to installments of principal due thereunder in the inverse order of their maturities.

      (c) With respect to Revolving Loans or any portions of the Term Loans that are Eurodollar Loans, in the event that the Agent or any Bank seeks reimbursement from the Company pursuant to the terms of Section 2.9(b) or
Section 2.10, the Company may (subject to the provisions of Section 2.14) elect, rather than paying to the Agent or such Bank the amount of such reimbursement, to prepay the Loans in full, together with any and all other Obligations owing by the Company to the Agent and each Bank. Any amounts so prepaid may not be reborrowed and, upon such prepayment, each Bank's obligation to make Loans hereunder shall terminate.

      (d) Competitive Bid Loans may not be prepaid without the prior written consent of the Bank which made such Competitive Bid Loan.

      2.12. Method of Payment for Revolving Credit Loans and Term Loans. All payments and prepayments of principal and all payments of interest, fees and other amounts payable hereunder shall be made by the Company to the Agent, for the respective accounts of the Banks or (as the case may be) the Agent, c/o The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts 02110,
Attention: Ms. Nancy Bolton, Large Corporate New England; in immediately available funds in lawful United States currency, on or before 11:00 a.m. (Boston time) on the due date thereof, free and clear of, and without any deduction or withholding for, any taxes or other payments. The Agent and any Bank may, and the Company hereby authorizes the Agent or any Bank to, debit the amount of any payment not made by such time to the demand deposit account of the Company with the Agent or such Bank.

      2.13. Overdue Payments. (a) Overdue principal (whether at maturity, by reason of acceleration or otherwise) and, to the extent permitted by applicable law, overdue interest and fees or any other amounts payable hereunder or under each Note shall bear interest from and including the due date thereof until paid, compounded daily and payable on demand, at a rate per annum equal to (i) if such due date occurs prior to the end of an Interest Period, 1% above the interest rate applicable to such Loan for such Interest Period until the expiration of such Interest Period, and thereafter, 1% above the Base Rate, and
(ii) in all other cases, 1% above the rate then applicable to Base Rate Loans, all of which interest shall be compounded daily and payable on demand.

      (b) If a payment of principal or interest hereunder is not made within 10 days of its due date, the Company will also pay on demand a late payment charge equal to 1% of the amount of such payment. Nothing in the preceding sentence shall affect the Agent's or any Bank's right to exercise any of its rights or remedies, including those provided in Section 7.2, if an Event of Default has occurred.

      2.14. Payments Not at End of Interest Period. If the Company for any reason makes any payment of principal with respect to any Eurodollar Loan on any day other than the last day of an Interest Period applicable to such Eurodollar Loan or fails to borrow or continue or convert to a Eurodollar Loan after giving a Notice of Borrowing or Conversion pursuant to Section 2.2, the Company shall pay to the Agent for the respective accounts of the Banks an amount computed pursuant to the following formula:

                             L = (R - T) x P x D
                                 ---------------
                                     360

      L =    amount payable to Agent for the accounts of the Banks
      R =    the applicable Adjusted Eurodollar Rate for such Loan
      T =    effective interest rate per annum at which any readily marketable bond or other obligation of the United States, selected at the
             Agent's sole discretion, maturing on or near the last day of the then applicable Interest Period of such Loan and in approximately the same amount as such Loan can be purchased by the Agent Bank on the day of such payment of principal or failure to borrow or continue or convert
      P =    the amount of principal prepaid or the amount of the requested Loan

      D = the number of days remaining in the Interest Period as of the date of such payment or the number of days of the requested Interest Period

The Company shall pay such amount upon presentation by the Agent of a statement setting forth the amount and the Agent's calculation thereof pursuant hereto, which statement shall constitute prima facie evidence of the subject matter thereof.

      2.15. Computation of Interest and Fees. Interest and all fees payable hereunder shall be computed daily on the basis of a year of 360 days and paid for the actual number of days for which due. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day that is not a Business Day such payment may be made on the next succeeding Business Day (subject to clause (i) of the definition of Interest Period), and such extension shall be included in computing interest in connection with such payment.

                                 SECTION III

                             CONDITIONS OF LOANS

      3.1. Conditions Precedent to Initial Loan. The obligation of each Bank to make its initial Loan is subject to the condition precedent that the Agent shall freceive on or before the Closing Date, in form and substance satisfactory to the Agent and counsel to the Banks, the following:

      (a) this Agreement, each Revolving Credit and Term Note and each Competitive Bid Note, duly executed by the Company;

      (b) a certificate of the Secretary or an Assistant Secretary of the Company (i) with respect to resolutions of the Board of Directors authorizing the execution and delivery of this Agreement and the Notes and identifying the officer(s) authorized to execute, deliver and take all other actions required under this Agreement, and providing specimen signatures of such officers, (ii) stating that there have been no amendments to its certificate of incorporation or by-laws as in effect on January 25, 1994, and (iii) stating that all insurance that is required by this Agreement to be in effect is in effect on the Closing Date;

      (c) a certificate of the Secretary of State of the State of Delaware, as to legal existence and good standing (including tax good standing) in such state and listing all documents on file in the office of said Secretary of State;

      (d) a favorable legal opinion addressed to the Agent and each Bank from Philip R. Brookmeyer, Esquire, assistant general counsel to the Company, substantially in the form of Exhibit G hereto; and

      (e) such other documents, and completion of such other matters, as the Agent or counsel for any Bank may reasonably deem necessary or appropriate.

      3.2. Conditions Precedent to all Loans. The obligation of each Bank to make each Loan, including its initial Loan, or continue or convert Loans to Loans of another type, is further subject to the following conditions:

      (a) timely receipt by the Agent of the Notice of Borrowing or Conversion as provided in Section 2.2;

      (b) the representations and warranties contained in Section IV shall be true and accurate in all material respects on and as of the date of such Notice of Borrowing or Conversion and on the effective date of the making, continuation or conversion of each Loan as though made at and as of each such date (except to the extent that such representations and warranties expressly relate to an earlier date), and no Default shall have occurred and be continuing, or would result from such Loan;

      (c) the resolutions referred to in Section 3.1(b) shall remain in full force and effect; and

      (d) no change shall have occurred in any law or regulation or interpretation thereof that, in the opinion of counsel for any Bank, would make it illegal or against the policy of any governmental agency or authority for any Bank to make Loans hereunder.

      The making of each Loan shall be deemed to be a representation and warranty by the Company on the date of the making, continuation or conversion of such Loan as to the accuracy of the facts referred to in subsection (b) of this Section 3.2.

                                   SECTION IV

                         REPRESENTATIONS AND WARRANTIES

      In order to induce the Bank to enter into this Agreement and to make Loans hereunder, the Company represents and warrants to the Agent and each Bank that:

      4.1. Organization and Qualification. Each of the Company and its Significant Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated and (c) is duly qualified and in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where the nature of its properties or business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, financial condition, assets or properties of the Company or of the Company and its Significant Subsidiaries taken as a whole.

      4.2. Corporate Authority. The execution, delivery and performance of this Agreement and each Note and the transactions contemplated hereby are within the corporate power and authority of the Company and have been authorized by all necessary corporate proceedings, and do not and will not (a) require any consent or approval of the stockholders of the Company, (b) contravene any provision of the charter documents or by-laws of the Company or any law, rule or regulation applicable to the Company, (c) contravene any provision of, or constitute an event of default or event that, but for the requirement that time elapse or notice be given, or both, would constitute an event of default under, any other agreement, instrument, order or undertaking binding on the Company, or (d) result in or require the imposition of any Encumbrance on any of the properties, assets or rights of the Company.

      4.3. Valid Obligations. This Agreement and each Note and all of their respective terms and provisions are the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

      4.4. Consents or Approvals. The execution, delivery and performance of this Agreement and each Note and the transactions contemplated herein do not require any approval or consent of, or filing or registration with, any governmental or other agency or authority, or any other party.

      4.5. Title to Properties; Absence of Encumbrances. Each of the Company and its Significant Subsidiaries has good and marketable title to all of its material properties, assets and rights of every name and nature now purported to be owned by it, including, without limitation, such properties, assets and rights as are reflected in the financial statements referred to in Section 4.6 (except such properties, assets or rights as have been disposed of in the ordinary course of business since the date thereof), free from all Encumbrances except Permitted Encumbrances or those Encumbrances disclosed in Exhibit C hereto, and, except as so disclosed, free from all defects of title that could reasonably be expected to materially adversely affect such properties, assets or rights, taken as a whole.

      4.6. Financial Statements. The Company has furnished the Agent and each Bank its consolidated balance sheet as of December 31, 1993 and its consolidated statements of income, changes in stockholders' equity and cash flow for the fiscal year then ended, and related footnotes, audited and certified by the Company's Accountants. The Company has also furnished the Agent and each Bank its consolidated balance sheet as of March 31, 1994 and its consolidated statements of income, changes in stockholders' equity and cash flow for the fiscal quarter then ended, certified by the principal financial officer of the Company but subject, however, to normal, recurring year-end adjustments that shall not in the aggregate be material in amount. All such financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods specified and present fairly the financial position of the Company and its Consolidated Subsidiaries as of such dates and the results of the operations of the Company and its Consolidated Subsidiaries for such periods. There are no liabilities, contingent or otherwise, required to be disclosed in accordance with GAAP and not disclosed in such financial statements that involve a material amount.

      4.7. Changes. Since the date of the most recent financial statements referred to in Section 4.6, there has been no Material Adverse Effect.

      4.8.  Defaults.  As of the date of this Agreement, no Default exists.

      4.9. Taxes. The Company and each Significant Subsidiary has filed all material federal, state and other tax returns required to be filed, and all material taxes, assessments and other governmental charges due from the Company and each Significant Subsidiary have been fully paid except where (i) such payment is being contested in good faith by appropriate proceedings and adequate reserves have been established and are being maintained in accordance with GAAP, or (ii) where the failure to so file or pay could not reasonably be expected to have a Material Adverse Effect. The Company and each Significant Subsidiary has established on its books reserves adequate for the payment of all federal, state and other tax liabilities.

      4.10. Litigation. Except as set forth on Exhibit D hereto, there is no litigation, arbitration, proceeding or investigation pending, or, to the knowledge of the Company's or any Subsidiary's officers, threatened, against the Company or any Subsidiary the outcome of which could reasonably be expected to result in a forfeiture of all or any substantial part of the property of the Company or its Significant Subsidiaries, or could reasonably be expected to otherwise have a Material Adverse Effect.

      4.11. Subsidiaries. As of the date of this Agreement, Exhibit E lists all of the Company's Significant Subsidiaries. Such Significant Subsidiaries have, in the aggregate, assets, sales and earnings totalling not less than 90% of the total assets, sales and earnings of the Company and its Consolidated Subsidiaries. The Company or a Significant Subsidiary of the Company is the owner, free and clear of all liens and Encumbrances, of all of the issued and outstanding stock of such Significant Subsidiaries. All shares of the stock of the Company and each Significant Subsidiary have been validly issued and are fully paid and nonassessable, and no rights to subscribe to any additional shares have been granted, and no options, warrants or similar rights are outstanding.

      4.12. Compliance with ERISA. The Company and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA; and, to the best knowledge of the Company, no "prohibited transaction" or "reportable event" (as such terms are defined in ERISA) has occurred with respect to any Plan.

      4.13.  Environmental Matters.  (a)  Except as set forth on Schedule 4.13,
(i) the Company and each of its Significant Subsidiaries have obtained all permits, licenses and other authorizations which are required under all applicable Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a Material Adverse Effect, and
(ii) the Company and each of its Subsidiaries are in compliance with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, entered, promulgated or approved thereunder, except to the extent failure to comply would not have a Material Adverse Effect.

      (b) Except as set forth in Schedule 4.13, no written notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and, to the best knowledge of the Company, no investigation is pending or threatened (in writing) by any governmental or other entity with respect to any alleged failure by the Company or any of its Significant Subsidiaries to have any permit, license or authorization required in connection with the conduct of its business or with respect to any applicable Environmental Laws, including, without limitation, Environmental Laws relating to the generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Materials, except to the extent that such notice, complaint, penalty or investigation did not or could not reasonably be expected to result in a Material Adverse Effect. As of the date hereof, the Company or any Subsidiary of the Company has been identified in writing as a potentially responsible party (as that term has been construed pursuant to the federal Comprehensive Environmental Response, Compensation and Liability Act and similar state and local laws) at the sites listed and described on the attached
Schedule 4.13 and at no other sites.

      (c) Except as disclosed on Schedule 4.13 attached hereto, to the best of the Company's knowledge no material written notification of a release of a Hazardous Material has been filed by or on behalf of the Company or any of its Significant Subsidiaries and no property now or previously owned, leased or used by the Company or any of its Significant Subsidiaries is listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state list of sites requiring investigation or clean-up, except to the extent such notification, listing or proposed listing could not reasonably be expected to result in a Material Adverse Effect.

      (d) There are no liens or encumbrances arising under or pursuant to any applicable Environmental Laws on any of the real property or properties currently owned, leased or used by the Company or any of its Significant Subsidiaries, and no notice of any governmental action has been received by the Company or any Significant Subsidiary, and to the best knowledge of the Company, no governmental actions have been taken or are in process, which could subject any of such properties to such liens or encumbrances, except to the extent that such liens or encumbrances could not reasonably be expected to result in a Material Adverse Effect.

      (e) Except as set forth on Schedule 4.13, (i) neither the Company nor any of its Significant Subsidiaries nor, to the best knowledge of the Company, any previous owner, tenant, occupant or user of any property currently owned, leased or used by the Company or any of its Significant Subsidiaries, has stored, deposited, disposed of, or located on any property currently owned, leased, or used by the Company or any of its Significant Subsidiaries, any Hazardous Materials, except (a) to the extent commonly used in day-to-day operations of such property and, in such case, in substantial compliance with all applicable Environmental Laws, or (b) where such storage, deposition, disposal or location would not have a Material Adverse Effect, and (ii) no Hazardous Materials are stored, deposited, disposed of, or located on any property currently owned, leased, or used by the Company or any of its Significant

Subsidiaries, except (a) to the extent commonly used in day-to-day operations of such property and, in such case, in substantial compliance with all applicable Environmental Laws, or (b) where such storage, deposition, disposal or location would not have a Material Adverse Effect.

                                   SECTION V

                             AFFIRMATIVE COVENANTS

      So long as any Bank has any commitment to lend hereunder or any Loan or other Obligation hereunder remains outstanding, the Company covenants as follows:

      5.1. Financial Statements and other Reporting Requirements. The Company shall furnish to the Agent:

      (a) as soon as available to the Company, but in any event within 90 days after the end of each of its fiscal years, a consolidated balance sheet as of the end of, and a related consolidated statement of income, changes in stockholders' equity and cash flow for, such year, audited and certified by the Company's Accountants (or other independent certified public accountants acceptable to the Agent and each Bank) in the case of such consolidated statements, and certified by the principal financial officer in the case of such consolidated statements; and, concurrently with such financial statements, a written statement by such accountants that, in the making of the audit necessary for their report and opinion upon such financial statements they have obtained no knowledge of any Default or, if in the opinion of such accountants any such Default exists, they shall disclose in such written statement the nature and status thereof;

      (b) as soon as available to the Company, but in any event within 45 days after the end of each of its fiscal quarters, a consolidated balance sheet as of the end of, and a related consolidated statement of income for, the period then ended, certified by the principal financial officer of the Company but subject, however, to normal, recurring year-end adjustments that shall not in the aggregate be material in amount;

      (c) concurrently with the delivery of each financial statement pursuant to subsections (a) and (b) of this Section 5.1, a report in substantially the form of Exhibit F hereto signed on behalf of the Company by its chief financial officer, its treasurer or its controller;

      (d) promptly, as and when any Subsidiary qualifies or ceases to qualify as a Significant Subsidiary hereunder, a revised Exhibit E reflecting the current list of Significant Subsidiaries;

      (e) promptly after the same are available, copies of all proxy statements, financial statements and reports as the Company shall send to its stockholders or as the Company may file with the Securities and Exchange Commission or any governmental authority at any time having jurisdiction over the Company or its Significant Subsidiaries;

      (f) (i) if and when the Company gives or is required to give notice to the PBGC of any "Reportable Event" (as defined in Section 4043 of ERISA) with respect to any Plan that might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that any member of the Controlled Group or the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC, (ii) a copy of any request for a waiver of the funding standards or an extension of the amortization periods required under Section 412 of the Code or Section 302 of ERISA, (iii) a copy of any notice of intent to terminate any Plan, (iv) notice that the Company or any member of the Controlled Group will or may incur any material liability to or on account of a Plan under Section 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA, (v) promptly upon the request of the Agent or any Bank, a copy of the annual report of each Plan (Form 5500 or comparable form) required to be filed with the IRS and/or the Department of Labor; and (vi) promptly upon the request of the Agent or any Bank, notice of the adoption of any Plan subject to ERISA, along with the vesting and funding schedules and other principal provisions thereof;

      (g) immediately upon becoming aware of the existence of any condition or event that constitutes a Default, written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto;

      (h) promptly upon becoming aware of any litigation or of any investigative proceedings by a governmental agency or authority commenced or threatened against the Company or any of its Subsidiaries of which it has notice, the outcome of which could reasonably be expected to have a Material Adverse Effect, written notice thereof and the action being or proposed to be taken with respect thereto;

      (i) within 30 days of receipt of written notice from any governmental agency or authority, or promptly upon the Company's reasonable belief (i) that a violation of any Environmental Law has been committed by the Company, (ii) that there are any investigative proceedings by a governmental agency or authority commenced or threatened against the Company or any of its Subsidiaries regarding any actual or potential violation of Environmental Laws or any spill, release, discharge or disposal of any Hazardous Material in violation of any Environmental Law, (iii) that any governmental agency or private party is alleging that the Company may be liable or responsible for any costs associated with a response to or cleanup of a release of a Hazardous Material into the environment or any damages caused thereby, or (iv) that any administrative or judicial complaint or order has been filed against the Company alleging a violation of any Environmental Law or requiring the Company to take any action in connection with the release of Hazardous Material into the environment, which, in any such case described in items (i) through (iv) above, could reasonably be expected to have a Material Adverse Effect, written notice thereof and the action being or proposed to be taken with respect thereto;

      (j) promptly upon becoming aware of any occurrence, condition or event affecting the Company or any of its Subsidiaries which could reasonably be expected to constitute a Material Adverse Effect; and

      (k) from time to time, such other financial data and information about the Company or its Subsidiaries as the Bank may reasonably request.

      5.2. Conduct of Business. Each of the Company and its Significant Subsidiaries shall:

      (a) duly observe and comply in all material respects with all applicable laws and valid requirements of any governmental authorities relative to its corporate existence, rights and franchises, to the conduct of its business and to its property and assets (including without limitation all Environmental Laws and ERISA), and shall maintain and keep in full force and effect all licenses and permits necessary in any material respect to the proper conduct of its business;

      (b) except as provided in Section 6.3, maintain its corporate existence; and

      (c) remain engaged substantially in the same fields of business as that in which it is now engaged, except that nothing in this Section shall prevent the Company or any Significant Subsidiary from engaging in any new business and the Company or any Significant Subsidiary may withdraw from any business activity which its Board of Directors reasonably deems unprofitable or unsound, provided that promptly after such withdrawal, the Company provide the Agent with written notice thereof.

      5.3. Maintenance and Insurance. Each of the Company and its Significant Subsidiaries shall protect and preserve all of its properties, including, without limitation, all of its Patents, shall obtain all new Patents as are necessary or advisable for the conduct of its business, and shall maintain all of its tangible properties in good repair, working order and condition and from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto as the Company or such Significant Subsidiary, in the exercise of its reasonable judgment, deems necessary or advisable, as required for the normal conduct of its business, and shall comply with the provisions of all material leases to which it is a party or under which it occupies property so as to prevent any material loss or forfeiture thereof or thereunder if, in any such case, the failure to do so would have a Material Adverse Effect. Each of the Company and its Significant Subsidiaries shall at all times, to the extent available, in the Company's reasonable discretion, on reasonable economic terms, maintain liability and casualty insurance with financially sound and reputable insurers or self-insure in such amounts as the officers of the Company in the exercise of their reasonable judgment deem to be adequate or as required by any applicable law. The Company shall furnish to the Agent certificates or other evidence satisfactory to the Agent of compliance with the foregoing insurance provisions. In handling such certificates, the Agent shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of the Agent in connection with their present or prospective business relations with the Company, (ii) to prospective transferees, assignees or purchasers of an interest in the Loans who have agreed in writing to be bound by the confidentiality provisions hereof, (iii) as required by law, regulation, rule or order, subpoena, judicial order or similar order, provided that the Agent and each Bank shall, to the extent it would not be unlawful, use reasonable efforts to afford the Company the opportunity to contest any such rule, order or subpoena, and (iv) as may be required in connection with the examination, audit or similar investigation of the Agent or any Bank. The Agent shall not, by the fact of approving, disapproving or accepting any such insurance, incur any liability for the form or legal sufficiency of insurance contracts, solvency of insurance companies or payment of lawsuits, and the Company hereby expressly assumes full responsibility therefor and liability, if any, thereunder.

      5.4. Taxes. The Company shall pay or cause to be paid all taxes, assessments or governmental charges on or against it or any of its Significant Subsidiaries or its or their properties on or prior to the time when they become due; provided that this covenant shall not apply to any tax, assessment or charge that (i) is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP, or (ii) singly or in the aggregate would not have a Material Adverse Effect.

      5.5. Inspection by the Agent. The Company shall permit the Banks, through the Agent or its designees, at any reasonable time and upon reasonable notice, to (i) visit and inspect the properties of the Company and its Significant Subsidiaries, (ii) examine and make copies of and take abstracts from the books and records of the Company and its Significant Subsidiaries, and
(iii) discuss the affairs, finances and accounts of the Company and its Significant Subsidiaries with their appropriate officers, employees and accountants. In handling such information the Agent and each Bank shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to subsections 5.1(a), (b), or (c) except that disclosure of such information may be made (i) to the subsidiaries or affiliates of the Agent or any Bank in connection with their present or prospective business relations with the Company, (ii) to prospective transferees or purchasers of an interest in the Loans who have agreed in writing to be bound by the confidentiality provisions hereof, (iii) as required by law, regulation, rule or order, subpoena, judicial order or similar order, provided that the Agent and each Bank, as the case may be, shall, to the extent it would not be unlawful, use reasonable efforts to afford the Company the opportunity to contest any such rule, order or subpoena, and
(iv) as may be required in connection with the examination, audit or similar investigation of the Agent or any Bank.

      5.6. Maintenance of Books and Records. Each of the Company and its Significant Subsidiaries shall keep adequate books and records of account (and the Company, in addition, shall keep such books and records on a consolidated basis), in which true and complete entries will be made reflecting all of its business and financial transactions, and such entries will be made in accordance with GAAP and applicable law.

      5.7. Consolidated Tangible Net Worth. The Company shall, at the end of each of its fiscal quarters, maintain Consolidated Tangible Net Worth of at least $250,000,000.

      5.8. Consolidated Total Funded Debt to Consolidated Tangible Net Worth Ratio. The Company shall, at the end of each of its fiscal quarters, maintain a ratio of Consolidated Total Funded Debt to Consolidated Tangible Net Worth of not greater than 1.0 to 1.0.

      5.9. Consolidated Operating Cash Flow to Consolidated Total Debt Service and Dividends Ratio. The Company shall at all times maintain a ratio of (i) Consolidated Operating Cash Flow to (ii) Consolidated Total Debt Service plus Dividends in excess of 1.25 to 1.0, as determined at the end of each fiscal quarter for the four consecutive fiscal quarters then ending.

      5.10 Environmental Laws. The Company shall comply, and shall make all reasonable efforts to cause its Significant Subsidiaries to comply, with all applicable Environmental Laws in all jurisdictions in which any of them operates now or in the future; provided, however, that the Company shall not be obligated by this Section to take any action that would result in its being designated an operator (as that term has been construed pursuant to the federal Comprehensive Environmental Response, Compensation and Liability act and similar state and local laws) of any Significant Subsidiary or an owner or operator of property owned, used, or leased by such Significant Subsidiary.

      5.11. Further Assurances. At any time and from time to time the Company shall, and shall cause each of its Subsidiaries to, execute and deliver such further instruments and take such further action as may reasonably be requested by the Agent or any Bank to effect the purposes of this Agreement and the Notes.


                                   SECTION VI

                               NEGATIVE COVENANTS

      So long as any Bank has any commitment to lend hereunder or any Loan or other Obligation hereunder remains outstanding, the Company covenants as follows:

      6.1. Encumbrances. Neither the Company nor any of its Significant Subsidiaries shall create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance, including the lien or retained security title of a conditional vendor upon or with respect to any of its property or assets ("Encumbrances"), or assign or otherwise convey any right to receive income, including the sale or discount of accounts receivable with or without recourse, except the following ("Permitted Encumbrances"):

      (a)    Encumbrances in favor of the Agent for the benefit of the Banks;

      (b) Encumbrances existing as of the date of this Agreement and disclosed in Exhibit C hereto;

      (c) liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same may be postponed or is not required in accordance with the provisions of Section 5.4;

      (d) landlords' and lessors' liens in respect of rent not in default; liens incurred or deposits made in the ordinary course of business in connection with workmen's compensation, unemployment insurance, social security and other like laws; mechanics', laborers' and materialmen's and similar liens, if the obligations secured by such liens are not then delinquent; liens securing the performance of bids, tenders, contracts (other than for the payment of money); and statutory obligations incidental to the conduct of its business and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business;

      (e) liens existing on property of any Person at the time such Person becomes a Significant Subsidiary, but only so long as the obligation secured by any such lien is not in default and such lien is and will remain confined to the property subject to it at the time such Person becomes a Significant Subsidiary and to fixed improvements thereafter erected on such property;

      (f) liens existing on any property prior to the acquisition thereof by the Company or any Significant Subsidiary and not created in contemplation of such acquisition, provided that any such lien does not extend to any other property of the Company or any Significant Subsidiary;

      (g) judgment liens that shall not have been in existence for a period longer than 30 days after the creation thereof or, if a stay of execution shall have been obtained, for a period longer than 30 days after the expiration of such stay;

      (h)    rights of lessors under capital leases;

      (i) Encumbrances in respect of any purchase money obligations for tangible property used in its business, provided that any such Encumbrances shall not extend to property and assets of the Company or any such Significant Subsidiary not financed by such a purchase money obligation;

      (j) easements, rights of way, restrictions and other similar charges or Encumbrances relating to real property and not interfering in a material way with the ordinary conduct of its business;

      (k) Encumbrances on the common stock of the Company purchased with any of the proceeds of the Loans;

      (l) Encumbrances in favor of the United States of America or any State thereof or any political subdivision, agency or instrumentality of any thereof (each hereinafter called a "Government") on any property or assets hereafter acquired, constructed, installed or purchased by the Company or a Significant Subsidiary primarily for the purpose of manufacturing or producing any product, or performing any research or development work, directly or indirectly, for such Government;

      (m) Encumbrances on its property or assets created in connection with the refinancing of Indebtedness secured by Permitted Encumbrances on such property, provided that the amount of Indebtedness secured by any such Encumbrance shall not be increased as a result of such refinancing and no such Encumbrance shall extend to property and assets of the Company or any such Significant Subsidiary not encumbered prior to any such refinancing; and

      (n)    Encumbrances securing Indebtedness of the kind described in
Section 6.4 to the extent (but only to the extent) permitted by Section 6.4.

      6.2. Contingent Liabilities. Neither the Company nor any of its Consolidated Subsidiaries shall create, incur, assume or remain liable with respect to any Guarantees other than the following:

      (a)    Guarantees in favor of the Agent for the benefit of the Banks;

      (b) Guarantees existing on the date of this Agreement and disclosed on Exhibit C hereto or in the financial statements referred to in Section 4.6;

      (c) Guarantees resulting from the endorsement of negotiable instruments for collection in the ordinary course of business; and

      (d) Guarantees in respect of (i) surety, appeal performance and return-of-money and other similar obligations incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money), (ii) normal trade debt relating to the acquisition of goods and supplies, and (iii) the obligations of the Company or any Subsidiary of the Company, provided that the aggregate amount of all such guaranties permitted under this clause (d) shall not at any time exceed the sum of $50,000,000.

      6.3. Merger; Consolidation; Sale or Lease of Assets. Neither the Company nor any of its Significant Subsidiaries shall (i) sell, lease or otherwise dispose of assets or properties (valued at the lower of cost or market), other than (a) sales of assets in the ordinary course of business consistent with past practices, (b) sales of assets or properties not in the ordinary course of business, provided that the assets or properties so sold during any fiscal year generated, produced, contributed to or accounted for, directly or indirectly, in the aggregate, no more than ten percent (10%) of Consolidated Net Income for the immediately preceding fiscal year, as shown in the financial statements for such prior year delivered to the Agent by the Company pursuant to Section 5.1(a), and provided, further, that (x) whenever the Company or any Significant Subsidiary sells any assets or properties pursuant to this clause (b), the Company shall provide the Agent with such statements of income and other information as the Agent or any Bank reasonably requests in order to determine compliance with this clause (b), all of which statements have been prepared in accordance with GAAP in a manner consistent with the financial statements provided to the Agent by the Company pursuant to Section 5.1.(a), and (y) at the time of any such proposed sale, no Event of Default has occurred and is continuing, and (c) the sale or disposition of any of the common stock of the Company purchased with any of the proceeds of the Loans; or (ii) liquidate, merge or consolidate into or with any other person, provided that any Significant Subsidiary of the Company may merge or consolidate into or with
(a) the Company if no Default has occurred and is continuing or would result from such merger and if the Company is the surviving company, or (b) any other wholly-owned Significant Subsidiary of the Company.

      6.4 Indebtedness of Subsidiaries. The Company shall not cause or permit any of its Significant Subsidiaries to create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness other than (i) Indebtedness existing as of the date of this Agreement and disclosed in Exhibit C hereto,
(ii) Indebtedness owing to the Company or any other Subsidiary, and (iii) other Indebtedness, not to exceed $50,000,000 in the aggregate at any time outstanding, provided that such other Indebtedness is not secured by any security interests, liens, charges or encumbrances on the property of any Significant Subsidiary other than the Significant Subsidiary for whose benefit such Indebtedness was incurred, or as otherwise permitted in Section 6.1.

      6.5  Restricted Investments.

      (a) Neither the Company nor any Significant Subsidiary will make or acquire any Investment in any Subsidiary that is not a Significant Subsidiary unless, after giving effect to such action, the aggregate amount of all Investments made or acquired in Subsidiaries that are not Significant Subsidiaries would not exceed $50,000,000.

      (b) No Consolidated Subsidiary will declare or pay any dividend or make any other distribution on its minority shares except out of the pro rata part of the assets of such Consolidated Subsidiary which is properly payable or distributable, as the case may be, to such minority shares.

      6.6. ERISA. Neither the Company nor any member of the Controlled Group shall permit any Plan maintained by it to (i) engage in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA that would have a Material Adverse Effect, (ii) incur any "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA) whether or not waived, that would have a Material Adverse Effect, (iii) fail to satisfy any additional funding requirements set forth in Section 412 of the Code and Section 302 of ERISA, (iv) adopt a Plan amendment which would require security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, or
(v) terminate any Plan in a manner that could result in the imposition of a lien or encumbrance on the assets of the Company or any of its Significant Subsidiaries pursuant to Section 4068 of ERISA that would have a Material Adverse Effect. Each Plan shall comply in all material respects with ERISA.

      6.7. Use of Proceeds. The Company shall use the proceeds of the Term Loans to repay in full all outstanding Revolving Loans and Competitive Bid Loans and the proceeds of the other Loans for its general corporate purposes, including, without limitation, to purchase common stock of the Company and for the payment of costs and expenses incurred or sustained by the Company in connection with the consummation of the transactions referred to herein or contemplated hereby. No proceeds of any Loans will be used for a purpose which violates Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. 221 and 224, as amended, and following the application of the proceeds of each Loan, the value of all "margin stock" (as such term is used in such Regulations) of the Company will not exceed 25% of the value of the total assets of the Company that are subject to the restrictions set forth in Section
6.1 and 6.3.

      6.8. Transactions with Affiliates. The Company shall not, and shall not permit any of its Significant Subsidiaries to, directly or indirectly enter into any purchase, sale, lease or other transaction with any Affiliate (other than any other Subsidiary) except in the ordinary course of business on terms that are no less favorable to the Company or such Significant Subsidiary than those which might be obtained at the time in a comparable arm's length transaction with any person who is not an Affiliate.

                                  SECTION VII

                                    DEFAULTS

      7.1. Events of Default. There shall be an Event of Default hereunder if any of the following events occurs:

      (a) the Company shall fail to pay: (i) any amount of principal of any Loans when due; or (ii) within 5 Business Days of the due date, any amount of interest thereon or any fees, expenses or other amounts payable hereunder or under any Note on the due date therefor; or

      (b) The Company shall fail to perform, comply with or observe or shall otherwise breach any one or more of the terms, covenants, obligations or agreements contained in Sections 5.1(f) through 5.1(j), inclusive, 5.5, 5.7 through 5.9, inclusive, 6.1 through 6.9, inclusive; or

      (c) the Company shall fail to perform, comply with or observe or shall otherwise breach any one or more of the terms, covenants, obligations or agreements (other than in respect of subsections 7.1(a) and 7.1(b) hereof) contained in this Agreement and such default shall continue for 15 days after notice thereof has been sent to the Company by the Agent, provided, however, that in the event of a failure by the Company to comply with the covenants contained in Sections 5.2 or 5.10, no Default, default or an Event of Default shall be deemed to occur on account of any such failure unless such failure(s) (individually or in the aggregate) has a Material Adverse Effect; or

      (d) any representation or warranty of the Company made in this Agreement or in any Note or any other documents or agreements executed in connection with the transactions contemplated by this Agreement or in any certificate delivered hereunder shall prove to have been false in any material respect upon the date when made or deemed to have been made; or

      (e)    [Intentionally Omitted]; or

      (f) the Company or any of its Significant Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligations in excess of $5,000,000 in the aggregate for borrowed monies or advances, or fail to observe or perform any term, covenant or agreement evidencing or securing such obligations for borrowed monies or advances, the result of which failure is to permit the holder or holders of such Indebtedness to cause such Indebtedness to become due prior to its stated maturity upon delivery of required notice, if any; or

      (g) the Company or any of its Significant Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (v) take any action or commence any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (vi) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or other law, (vii) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing, (viii) be insolvent within the meaning of the United States Bankruptcy Code or other applicable statute, or (ix) take any corporate action for the purpose of effecting any of the foregoing; or

      (h) a proceeding or case shall be commenced, without the application or consent of the Company or any of its Significant Subsidiaries in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 60 days; or an order for relief shall be entered in an involuntary case under the Federal Bankruptcy Code, against the Company or such Subsidiary; or action under the laws of the jurisdiction of incorporation or organization of the Company or any of its Subsidiaries similar to any of the foregoing shall be taken with respect to the Company or such Subsidiary and shall continue unstayed and in effect for any period of 60 days; or

      (i) (i) the Company shall fail to own, both legally and beneficially, 100% of the capital stock of United States Tobacco Company, a Delaware corporation, or (ii) United States Tobacco Company shall cease to operate the principal business currently operated by it or to own the principal assets necessary to operate such business, or (iii) United States Tobacco Company shall cease to own, both legally and beneficially, 100% of the capital stock of each of U.S. Tobacco Manufacturing, Inc. and U.S. Tobacco Sales & Marketing, Inc. or (iv) either of U.S. Tobacco Manufacturing, Inc. or U.S. Tobacco Sales & Marketing, Inc. shall cease to operate the principal business currently operated by it or to own the principal assets necessary to operate such business, provided that if any of the foregoing events result from a merger permitted by Section 6.3, the occurrence of such event shall not be an Event of Default hereunder; or

      (j) judgments or orders for the payment of money shall be entered against the Company or any of its Significant Subsidiaries by any court, or warrants of attachment or execution or injunctions or any similar processes shall be issued or levied against property of the Company or such Significant Subsidiary, that in the aggregate exceed $10,000,000 in value and such judgments, orders, warrants, injunctions or processes shall continue undischarged or unstayed for 30 days; or

      (k) the Company or any member of the Controlled Group shall fail to pay any amount or amounts that it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Company, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against the Company and such proceedings shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated, if the result of any of the foregoing events described in this clause (k) would constitute a Material Adverse Effect.

      7.2. Remedies. Upon the occurrence of an Event of Default described in subsections 7.1(g) and (h), with respect to the Company, immediately and automatically, and upon the occurrence of any other Event of Default, at any time thereafter while such Event of Default is continuing, at the option of the Majority Banks and upon the Agent's declaration:

      (a) each Bank's commitment to make any further Loans hereunder shall terminate;

      (b) the unpaid principal amount of the Loans together with accrued interest, all other Obligations, and all other obligations of the Company to the Agent and each Bank of any kind shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; and

      (c) the Agent may exercise (on behalf of itself and the Banks) any and all rights the Agent and the Banks have under this Agreement, the Notes or any other documents or agreements executed in connection herewith, or at law or in equity, and proceed to protect and enforce the Agent's and each Bank's rights by any action at law, in equity or other appropriate proceeding.

                                 SECTION  VIII

                      CONCERNING THE AGENT AND THE BANKS.

      8.1 Appointment and Authorization. Each of the Banks hereby appoints Bank of Boston to serve as Agent under this Agreement and irrevocably authorizes the Agent to take such action on such Bank's behalf under this Agreement and to exercise such powers and to perform such duties under this Agreement and the other documents and instruments executed and delivered in connection with the consummation of the transactions contemplated hereby as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

      8.2 Agent and Affiliates. Bank of Boston shall also have the same rights and powers under this Agreement of a Bank and may exercise or refrain from exercising the same as though it were not the Agent, and Bank of Boston and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any Affiliate of the Company as if it were not the Agent hereunder. Except as otherwise provided by the terms of this Agreement, nothing herein shall prohibit any Bank from accepting deposits from, lending money to or generally engaging in any kind of business with the Company or any Affiliate of the Company.

      8.3  Future Advances.

      (a) In order more conveniently to administer the Loans, the Agent may, unless notified to the contrary by any Bank prior to the date upon which any Revolving Loan is to be made, assume that such Bank has made available to the Agent on such date the amount of such Bank's share of such Revolving Loan to be made on such date as provided in this Agreement, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Bank makes available to the Agent such amount on a date after the date upon which the Revolving Loan is made, such Bank shall pay to the Agent on demand an amount equal to the product of
(i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, multiplied by (ii) the amount of such Bank's share of such Revolving Loan, multiplied by (iii) a fraction, the numerator of which is the number of days that elapsed from and including such date to the date on which the amount of such Bank's share of such Revolving Credit Loan shall become immediately available to the Agent, and the denominator of which is 365. A statement of the Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Bank.

      (b) The Agent may at any time, in its sole discretion, upon notice to any Bank, refuse to make any Revolving Loan to the Company on behalf of such Bank unless such Bank shall have provided to the Agent immediately available federal funds equal to such Bank's share of such Loan in accordance with this Agreement.

      (c) Anything in this Agreement to the contrary notwithstanding, the obligations to make Loans under the terms of this Agreement shall be the several and not joint obligation of each of the Banks and any advances made by the Agent on behalf of any Bank are strictly for the administrative convenience of the parties and shall in no way diminish any Bank's liability to the Agent and Bank of Boston to repay the Agent for such Loans and advances. If the amount of any Bank's share of any Revolving Loan which the Agent has advanced to the Company is not made available to the Agent by such Bank within three (3) Business Days following the date upon which such Revolving Loan is made, the Agent shall be entitled to recover such amount from the Company on demand, with interest thereon at the rate per annum applicable to the Revolving Loans made on such date.

      8.4 Delinquent Bank. Notwithstanding anything to the contrary contained in this Agreement, any Bank that fails to make available to the Agent its share of any Revolving Loan when and to the full extent required by the provisions of this Agreement shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Company, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-delinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Revolving Loans. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the non-delinquent Banks in proportion to their respective pro rata shares of all outstanding Revolving Loans. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Revolving Loans of the non-delinquent Banks, the Banks' respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

      8.5  Payments.

             (a) All payments of principal of and interest on Revolving Loans and Term Loans received by the Agent shall be paid to each of the Banks pro rata in accordance with their respective interests in such Loans; all payments in respect of each Competitive Bid Loan received by the Agent shall be paid to the Bank or Banks making such Competitive Bid Loan pro rata in accordance with their interests in such Loan; and any other payments received by the Agent hereunder shall be paid to the Banks or the Agent or both pro rata as their respective interests appear. The Agent shall use its best efforts to provide each Bank with its ratable share of such payments on the same day on which such payments are received by the Agent; provided that if the Agent does not make any such payment to any Bank on such date, the Agent shall pay to such Bank interest on the unpaid amount at the overnight cost of funds to the Agent for each day until payment of such amount is made by the Agent.

             (b) Each of the Banks and the Agent hereby agrees that if it should receive any amount (whether by voluntary payment, by the exercise of the right of set-off or banker's lien, by counterclaim or cross action, by the enforcement of any right hereunder under or otherwise) in respect of principal of, or interest on, the Loans or any fees which are to be shared among the Banks, which, as compared to the amounts theretofore received by the other Banks with respect to such principal, interest or fees, is in excess of such Bank's pro rata share of such principal, interest or fees as provided in this Agreement, such Bank shall share such excess, less the costs and expenses (including, reasonable attorneys' fees and disbursements) incurred by such Bank in connection with such realization, exercise, claim or action, pro rata with all other Banks in proportion to their respective interests therein, and such sharing shall be deemed a purchase (without recourse) by such sharing party of participation interests in the Loans or such fees, as the case may be, owed to the recipients of such shared payments to the extent of such shared payments; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

      8.6  Action by Agent.

             (a) The obligations of the Agent hereunder are only those expressly set forth herein. The Agent shall have no duty to exercise any right or power or remedy hereunder or under any other document or instrument executed and delivered in connection with or as contemplated by this Agreement or to take any affirmative action hereunder or thereunder.

             (b) The Agent shall keep all records of the Loans and payments hereunder, and shall give and receive notices and other communications to be given or received by the Agent hereunder on behalf of the Banks.

             (c) Upon the occurrence of an Event of Default, and upon the direction of the Majority Banks pursuant to Section 7.2, the Agent shall exercise the option of the Banks pursuant to Section 7.2 to declare all Loans and other Obligations immediately due and payable and may take such action as may appear necessary or desirable to collect the Obligations and enforce the rights and remedies of the Agent or the Banks.

      8.7 Notification of Defaults and Events of Default. Each Bank hereby agrees that, upon learning of the existence of a Default or an Event of Default, pursuant to Section 5.1(g) or otherwise, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this Section 8.7, it shall promptly notify the other Banks of the existence of such Default or Event of Default.

      8.8 Consultation with Experts. The Agent shall be entitled to retain and consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to the Banks for any action taken, omitted to be taken or suffered in good faith by it in accordance with the advice of such counsel, accountants or experts. The Agent may employ agents and attorneys-in-fact and shall not be liable to the Banks for the default or misconduct of any such agents or attorneys.

      8.9 Liability of Agent. The Agent shall exercise the same care to protect the interests of each Bank as it does to protect its own interests, so that so long as the Agent exercises such care it shall not be under any liability to any of the Banks, except for the Agent's gross negligence or willful misconduct with respect to anything it may do or refrain from doing. Subject to the immediately preceding sentence, neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith in its capacity as Agent. Without limiting the generality of the foregoing, neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Company; (iii) the satisfaction of any condition specified in Section Section 3.1 or 3.2, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness, enforceability or genuineness of this Agreement, the Notes or any other document or instrument executed and delivered in connection with or as contemplated by this Agreement. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

      8.10 Indemnification. Each Bank agrees to indemnify the Agent (to the extent the Agent is not reimbursed by the Company), ratably in accordance with its Commitment Percentage from and against any cost, expense (including attorneys' fees and disbursements), claim, demand, action, loss or liability which the Agent may suffer or incur in connection with this Agreement, or any action taken or omitted by the Agent hereunder, or the Agent's relationship with the Company hereunder, including, without limitation, the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers and duties hereunder and of taking or refraining from taking any action hereunder, but excluding any costs, expenses or losses directly arising from the Agent's gross negligence or willful misconduct. No payment by any Bank under this Section shall in any way relieve the Company of its obligations under this Agreement with respect to the amounts so paid by any Bank, and the Banks shall be subrogated to the rights of the Agent, if any, in respect thereto.

      8.11 Independent Credit Decision. Each of the Banks represents and warrants to the Agent that it has, independently and without reliance upon the Agent or any other Bank and based on the financial statements referred to in
Section 4.6 and such other documents and information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each of the Banks acknowledges that it has not relied upon any representation by the Agent and that the Agent shall not be responsible for any statements in or omissions from any documents or information concerning the Company, this Agreement, the Notes or any other document or instrument executed and delivered in connection with or as contemplated by this Agreement. Each of the Banks acknowledges that it will, independently and without reliance upon the Agent or other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

      8.12  [Intentionally Omitted.]

      8.13 Successor Agent. Bank of Boston, or any successor Agent, may resign as Agent at any time by giving written notice thereof to the Banks and to the Company. Upon any such resignation, the Banks shall have the right to appoint a successor Agent, which successor Agent shall be reasonably acceptable to the Company. If no successor Agent shall have been so appointed by the Banks, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank (or Affiliate thereof) or savings and loan association organized under the laws of the United States of America or any State thereof or under the laws of another country which is doing business in the United States of America or any State thereof and having a combined capital, surplus and undivided profits of at least $100,000,000 and shall be reasonably acceptable to the Company. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all further duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this
Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

                                   SECTION IX

                                 MISCELLANEOUS

      9.1. Notices. Unless otherwise specified herein, all notices hereunder to any party hereto shall be in writing and shall be deemed to have been given when delivered by hand, when properly deposited in the mails postage prepaid, when sent by telex, answerback received, or electronic facsimile transmission, or when delivered to the telegraph company or overnight courier, addressed to such party at its address indicated below:

      If to the Company, at

             UST Inc.
             100 West Putnam Avenue
             Greenwich, Connecticut 06830
             Attention:    Jeffrey D. Harris, Treasurer
                           Jonathan P. Nelson, Secretary
             Telecopy:     (203) 863-7211

      with a copy to

             Skadden, Arps, Slate, Meagher and Flom
             919 Third Avenue
             New York, New York 10022
             Attention:  James Douglas, Esq.
             Telecopy:   (212) 735-2001

      If to the Agent or Bank of Boston, at

             Bank of Boston Connecticut
             One Landmark Square, Suite 2002
             Stamford, Connecticut 06901
             Attention:  Jo Ann Keller, Director
             Telecopy:   (203) 967-8169

             and

             The First National Bank of Boston
             100 Federal Street
             Boston, Massachusetts 02110
             Attention:    Nancy Bolton
                           Large Corporate New England
             Telecopy:     (617) 434-0637
             with a copy to

             Goulston & Storrs, P.C.
             400 Atlantic Avenue
             Boston, Massachusetts 02110
             Attention:  Kitt Sawitsky, Esq.
             Telecopy:   (617) 574-4112

      If to Fleet, at

             Fleet Bank, N.A.
             One Stamford Plaza
             263 Tresser Boulevard
             Stamford, Connecticut 06901-3236
             Attention: Dorothy E. Bambach
             Telecopy:  (203) 351-1511

      If to Shawmut, at

             Shawmut Bank Connecticut, N.A.
             One Landmark Square, MSN 752
             Stamford, Connecticut  06904
             Attention: Robert M. Surdam, Jr.
             Telecopy:  (203) 358-6111

      If to Union Trust, at

             Union Trust Company
             300 Main Street
             Stamford, Connecticut  06904-0700
             Attention: Donald Whitham
             Telecopy:  (203) 964-8239

      If to Wachovia, at

             Wachovia Bank of Georgia, N.A.
             191 Peachtree Street, N.E.
             Atlanta, Georgia  30303
             Attention:  Linda M. Harris
             Telecopy:  (404) 332-6898

             with a copy to

             Wachovia Bank of Georgia, N.A.
             152 West 57th Street
             New York, New York  10019
             Attention: John Paul Mathis
             Telecopy:  (212) 603-7729

      If to The Bank of Nova Scotia, at

             The Bank of Nova Scotia
             One Liberty Plaza, 26th floor
             New York, New York 10006
             Attention: Todd Meller
             Telecopy:  (212) 225-5090

      If to Toronto Dominion (New York), Inc., at

             The Toronto-Dominion Bank
             909 Fannin, Suite 1700
             Houston, Texas  77010
             Attention:  Frederic B. Hawley

             with a copy to

             The Toronto-Dominion Bank
             31 West 52nd Street
             New York, New York  10019-6101
             Attention: Ken Segal/W. Reg Waylen
             Telecopy:  (212) 262-1926

or at any other address specified by such party in writing.

      9.2. Expenses. The Company will pay on demand all reasonable expenses of the Agent or any Bank in connection with the preparation, waiver or amendment of this Agreement, the Note or other documents executed in connection herewith or therewith, or the administration, default or collection of the Loans or other Obligations or administration, default, collection in connection with the Agent's or any Bank's exercise, preservation, forbearance or enforcement of any of its rights, remedies or options hereunder or thereunder, including, without limitation, reasonable fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any fees or expenses associated with any travel or other costs relating to any appraisals or examinations conducted in connection with the Obligations or any collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any default rate).

      9.3. Set-Off. Regardless of the adequacy of any collateral or other means of obtaining repayment of the

Obligations, any deposits, balances or other sums credited by or due from any Bank or any of its branch or affiliate offices to the Company may, at any time and from time to time after the occurrence and continuance of an Event of Default hereunder, without notice to the Company or compliance with any other condition precedent now or hereafter imposed by statute, rule of law, or otherwise (all of which are, to the extent permitted by law, hereby expressly waived) be set off, appropriated, and applied by any Bank against any and all obligations of the Company to such Bank or any of its affiliates in such manner as the head office of such Bank or any of its branch offices in their sole discretion may determine.

      9.4. Term of Agreement. This Agreement shall continue in full force and effect so long as any Bank has any commitment to make Loans hereunder or any Loan or any Obligation hereunder shall be outstanding.

      9.5. No Waivers. No failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder or under the Note or under any other documents or agreements executed in connection herewith shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and in each Note provided are cumulative and not exclusive of any rights or remedies otherwise provided by agreement or law.

      9.6. Governing Law. This Agreement and each Note shall be deemed to be contracts made under seal and shall be construed in accordance with and governed by the laws of the State of Connecticut (without giving effect to any conflicts of laws provisions contained therein).

      9.7. Amendments; Waivers; etc. Neither this Agreement nor any Note nor any provision hereof or thereof may be amended, waived, discharged or terminated except by a written instrument signed by the Majority Banks, and, in the case of amendments, by the Company; provided, however, that the following changes shall require the written consent, agreement or approval of all of the
Banks: (A) any change in the amount or the due date of any Obligation; (B) any change in the interest rates prescribed in any of the Notes; (C) any change in the Commitment Amount or any Commitment or Commitment Percentage of any of the Banks, except as permitted by Section 9.9; (D) any change in the definition of Majority Banks; (E) any change in the facility fee provisions as set forth in
Section 2.3; and (F) any change in the terms of this Section 9.7. Any change to Section 8 or any other provision of this Agreement affecting the rights or obligations of the Agent shall not be amended or modified without the prior written consent of the Agent.

      9.8. Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that (i) the Company may not assign or transfer its rights or obligations hereunder, and (ii) no Bank may assign or transfer its rights or obligations hereunder to any person except in accordance with the provisions of Section 9.9.

      9.9  Assignment and Participation.

(i) Assignments by the Banks. From and after the date hereof, any Bank may at any time assign all, or a proportionate part of all, of its rights, interests and duties with respect to its Loans and its Notes to one or more banks or other financial institutions (each, an "Assignee") on such terms, as between such Bank and each of its Assignees, as such Bank may think fit (provided, however, that if any Bank assigns less than all of its rights and interests, any such assignment must be in a minimum aggregate principal amount of at least $10,000,000), and such Assignee shall assume such rights, interests and duties pursuant to an instrument executed by such Assignee and such Bank, and for this purpose such Bank may make available to each of its potential Assignees such information relating to the Company, this Agreement and the transactions contemplated hereby as such Bank may think necessary or desirable, which information shall be held by each potential Assignee strictly in confidence; provided, however, that prior to assigning any interest to any Assignee hereunder, such Bank shall (x) notify the Company and the Agent in writing identifying the proposed Assignee and stating the aggregate principal amount of the proposed interest to be assigned, (y) to the extent made available to such Bank by the proposed Assignee, furnish the Company with such material information relating to such proposed Assignee as the Company may reasonably request in order to enable the Company to make its decision (which information shall be held by the Company strictly in confidence), except that such Bank shall not be bound to ascertain whether any such information delivered to it by such proposed Assignee is true, accurate and complete, and (z) receive the prior written consent of the Company and the Agent, which consent may not be unreasonably withheld by the Company and the Agent. It is understood and agreed that the proviso contained in the immediately preceding sentence shall not be applicable in the case of, and this paragraph (i) shall not restrict,
(a) an assignment or other transfer by any Bank to an Affiliate of such Bank or
(b) a collateral assignment or other similar transfer to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. Each Assignee shall execute and deliver to the Agent and the Borrower a counterpart joinder in the form of Exhibit K hereto and shall pay to the Agent, solely for the account of the Agent, an assignment fee of $3,000. Upon the execution and delivery of such counterpart joinder, (a) such Assignee shall, on the date and to the extent provided in such counterpart joinder, become a "Bank" party to this Agreement for all purposes of this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such counterpart joinder, and the transferor Bank shall, on the date and to the extent provided in such counterpart joinder, be released from its obligations hereunder to a corresponding extend (and, in the case of an assignment covering all of the remaining portion of an assigning Bank's rights and obligations under this Agreement, such transferor shall cease to be a party hereto but shall continue to be entitled to any fees accrued for its account hereunder and not yet paid); (b) the Borrower shall issue to such Assignee a Revolving Credit and Term Note in the amount of such Assignee's Commitment and a Competitive Bid
Note in the amount equal to the Commitment Amount, each dated the Closing Date or such other date as may be specified by such Assignee and otherwise completed in substantially the form of Exhibit A-1 and Exhibit A-2, respectively; (c) the Agent shall distribute to the Borrower, the Banks and such Assignee an amended
Schedule 1 hereto reflecting such changes; and (d) this Agreement shall be deemed appropriately amended to reflect (i) the status of such Assignee as a party hereto and (ii) the status and rights of the Banks and Agent hereunder.

(ii) Participations by the Banks. From and after the date hereof, each Bank shall be at liberty to offer participations in the Loans and the Notes to one or more banks or other financial institutions (each, a "Participant") on such terms as such Bank may think fit, and for this purpose such Bank may make available to each of its potential Participants such information relating to the Company, this Agreement and the transactions contemplated hereby as such Bank may think necessary or desirable, which information shall be held by each potential Participant strictly in confidence; provided, however, that such Bank shall retain the sole right to consent to amendments to, or waivers of, the provisions of this Agreement and the Note and the sole right and responsibility to enforce the obligations of the Company hereunder and under the Notes; provided that such Bank may agree with each of its Participants that such Bank will not agree, without the consent of the Participant, to any amendment or waiver of any provision of this Agreement which would increase or otherwise change its Commitment Amount or reduce the principal of or rate of interest on the Loans subject to such participation, or postpone the date fixed for any payment of principal or of interest on any Loans.

(iii) No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section Section 2.9 or 2.10 hereof than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Company's prior written consent or at a time when the circumstances giving rise to such greater payment did not exist.

      9.10. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument.

      9.11. Partial Invalidity. The invalidity or unenforceability of any one or more phrases, clauses or sections of this Agreement shall not affect the validity or enforceability of the remaining portions of it.

      9.12. Captions. The captions and headings of the various sections and subsections of this Agreement are provided for convenience only and shall not be construed to modify the meaning of such sections or subsections.

      9.13. WAIVER OF JURY TRIAL. THE COMPANY AGREES THAT NEITHER IT NOR ANY OF ITS ASSIGNEES OR SUCCESSORS SHALL (A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER ACTION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, ANY RELATED INSTRUMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE COMPANY AND ITS ASSIGNS AND SUCCESSORS AND THE AGENT AND/OR ANY BANK, OR (B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY THE COMPANY, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. THE COMPANY ACKNOWLEDGES THAT NEITHER THE AGENT NOR ANY BANK HAS AGREED WITH OR REPRESENTED TO IT THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

      9.14. Entire Agreement. This Agreement, the Notes and the documents and agreements executed in connection herewith constitute the final agreement of the parties hereto and supersede any prior agreement or understanding, written or oral, with respect to the matters contained herein and therein.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                         UST INC.


                                         By /s/ JOHN J. BUCCHIGNANO
                                           -------------------------------
                                           Title: Executive Vice President
                                                    and Chief Financial
                                                    Officer

                      (Signatures continued on next page)

                                         By /s/ JEFFREY D. HARRIS
                                           -------------------------------
                                           Title: Treasurer


                                         The Agent:
                                         ---------

                                         BANK OF BOSTON CONNECTICUT


                                         By /s/ JOANN KELLER
                                           -------------------------------
                                           Title: JoAnn Keller, Director

                                         The Banks:
                                         ---------

                                         BANK OF BOSTON CONNECTICUT


                                         By /s/ JOANN KELLER
                                           -------------------------------
                                           Title: JoAnn Keller, Director

                                         FLEET BANK, N.A.


                                         By /s/ DOROTHY E. BAMBACH
                                           -------------------------------
                                           Title: Senior Vice President

                                         SHAWMUT BANK CONNECTICUT, N.A.


                                         By /s/ ROBERT M. SURDAM, JR.
                                           -------------------------------
                                           Title: Director


                                         UNION TRUST COMPANY


                                         By /s/ DONALD W. WHITHAM
                                           -------------------------------
                                           Title: Vice President


                                         WACHOVIA BANK OF GEORGIA, N.A.


                                         By /s/ LINDA M. HARRIS
                                           -------------------------------
                                           Title: Sr. Vice President


                      (Signatures continued on next page)

                                         THE BANK OF NOVA SCOTIA


                                         By /s/ TERRY K. FRYETT
                                           -------------------------------
                                           Title:


                                         TORONTO-DOMINION (NEW YORK), INC.


                                         By /s/ WARREN FINLAY
                                           -------------------------------
                                           Title: WARREN FINLAY
                                                  VICE PRESIDENT

                    [FORM OF REVOLVING CREDIT AND TERM NOTE]

                                  EXHIBIT A-1

                                    UST INC.

                              AMENDED AND RESTATED

                         REVOLVING CREDIT AND TERM NOTE


                                                       August 15, 1994
$___________                                           Hartford, Connecticut


      For value received, the undersigned hereby promises to pay to __________________________ (the "Bank"), or order, at the head office of the Agent at 100 Pearl Street, Hartford, Connecticut, the principal amount of _____ MILLION AND 00/100 Dollars ($__,000,000), or such lesser amount as shall equal the principal amount outstanding hereunder on August 15, 1997, in thirty-six
(36) equal consecutive monthly installments on the last day of each month beginning on September 30, 1997, in lawful money of the United States of America and in immediately available funds, and to pay interest on the unpaid principal balance hereof from time to time outstanding, at said office and in like money and funds, for the period commencing on the date hereof until paid in full, at the rates per annum and on the dates provided in the Agreement (as defined below). All principal remaining unpaid and any accrued but unpaid interest shall in any event be due and payable on August 15, 2000.

      If a payment of principal or interest hereunder is not made within 10 days of its due date, the undersigned will also pay on demand a late payment charge equal to 1% of the amount of such payment. Nothing in the preceding sentence shall affect the Bank's rights to exercise any of its rights and remedies provided in the Agreement if an Event of Default (as defined in the Agreement) has occurred.

      This Note is issued pursuant to, and entitled to the benefits of, and is subject to, the provisions of a certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of August 15, 1994 by and among the undersigned and Bank of Boston Connecticut, N.A., Fleet Bank, N.A., Shawmut Bank Connecticut, N.A., Union Trust Company, Wachovia Bank of Georgia, N.A., The Bank of Nova Scotia and Toronto-Dominion (New York), Inc., and Bank of Boston Connecticut as Agent (herein, as the same may from time to time be amended or extended, referred to as the "Agreement"), but neither this reference to the Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the undersigned maker of this Note to pay the principal of and interest on this Note as herein provided.





                                     A-1-1

      In case an Event of Default (as defined in the Agreement) shall occur, the aggregate unpaid principal of and accrued interest on this Note shall become or may be declared to be due and payable in the manner and with the effect provided in the Agreement.

      The undersigned may at its option prepay all or any part of the principal of this Note before maturity upon the terms provided in the Agreement.

      The undersigned maker hereby waives presentment, demand, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

      This instrument shall have the effect of an instrument executed under seal and shall be governed by and construed in accordance with the laws of the State of Connecticut (without giving effect to any conflicts of laws provisions contained therein).


                                                UST INC.


                                                By:
                                                   --------------------
                                                   Title: Executive Vice
                                                          President and Chief
                                                          Financial Officer


                                                By:
                                                   -------------------
                                                   Title: Treasurer





                                     A-1-2

                         SCHEDULE I TO PROMISSORY NOTE




                            TYPE OF LOAN
                 AMOUNT      (EURODOLLAR
                   OF            OR         INTEREST      INTEREST       AMOUNT         NOTATION
    DATE          LOAN       BASE RATE)       RATE*       PERIOD**         PAID         MADE BY
    ----          ----       ----------       -----       --------         ----         -------






- - - -----------------

*     For Base Rate Loans, insert "Base Rate"

**    For Eurodollar Loans only





                                     A-1-3

                         [FORM OF COMPETITIVE BID NOTE]

                                  EXHIBIT A-2

                                    UST INC.

                              COMPETITIVE BID NOTE


$200,000,000                                                  August 15, 1994


      FOR VALUE RECEIVED, the undersigned, hereby promises to pay to the order of [insert Bank] (the "Bank"), on August 15, 1997 or on such earlier date or dates as may be determined pursuant to the Credit Agreement (each a "Maturity Date") at the office of the Agent as set forth in the Amended and Restated Revolving Credit Agreement dated as of August 15, 1994 among the undersigned, the Banks named therein and the Agent named therein (the "Credit Agreement"), the principal sum of Two Hundred Million Dollars ($200,000,000), or such lesser amount as shall equal the principal amount of Competitive Bid Loans outstanding hereunder, on the Maturity Date applicable to each such Competitive Bid Loan, and to pay interest on the unpaid principal amount outstanding from time to time at the rate of interest per annum as shall from time to time be established therefor pursuant to the terms of the Credit Agreement, payable on the last day of each month during each Interest Period applicable hereto and on the Maturity Date, at said office, in lawful money of the United States of America in immediately available funds.

      The undersigned promises to pay interest and late charges, on demand, on any overdue principal and, to the extent permitted by law, overdue interest at a rate or rates determined as set forth in the Credit Agreement.

      This Competitive Bid Note evidences borrowings under, is subject to the terms and conditions of, and has been issued by the undersigned in accordance with the terms of the Credit Agreement, and is one of the Competitive Bid Notes referred to therein. The Bank and any holder hereof is entitled to the benefits of the Credit Agreement and may enforce the agreements of the undersigned contained therein, and the holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Competitive Bid Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

      If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Competitive Bid Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.





                                     A-2-1

      The undersigned and every endorser and guarantor of this Competitive Bid Note or the obligation represented hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Competitive Bid Note, assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

      This Competitive Bid Note shall be deemed to take effect as a sealed instrument under the laws of the State of Connecticut and for all purposes shall be construed in accordance with such laws (without giving effect to any conflicts of laws provisions contained therein).

      IN WITNESS WHEREOF, UST INC. has caused this Competitive Bid Note to be signed by its duly authorized officer as of the day and year first above written.

                                                UST INC.



                                                By:
                                                   ------------------------
                                                   Title: Executive Vice
                                                          President and Chief
                                                          Financial Officer


                                                By:
                                                   -----------------------
                                                   Title: Treasurer





                                     A-2-2

                         SCHEDULE I TO PROMISSORY NOTE




                 AMOUNT
                   OF                       INTEREST      INTEREST       AMOUNT         NOTATION
    DATE          LOAN      TYPE OF LOAN      RATE        PERIOD(S)        PAID         MADE BY
    ----          ----      ------------      ----        ---------        ----         -------






                                     A-2-3

                                   EXHIBIT B


                                    UST INC.

Bank of Boston Connecticut, as Agent
1 Landmark Square, Suite 2002
Stamford, Connecticut 06901

      Re:    Amended and Restated Revolving Credit and Term Loan
             Agreement Dated as of August   , 1994 (the "Agreement")

Ladies and Gentlemen:

      Pursuant to Section 2.2 of the Agreement the undersigned hereby confirms its request made on ___________, 19__ for a [Base Rate] [Eurodollar] Loan in the amount of $________________ on ____________, 199_.

      [The Interest Period applicable to said Loan will be [one] [two] [three] [six] months [__] days.]*

      [Said Loan represents a conversion of the [Base Rate] [Eurodollar] Loan in the same amount made on _________.]**

      The representations and warranties contained or referred to in Section IV of the Agreement are true and accurate in all material respects on and as of the effective date of the Loan as though made at and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); and no Default has occurred and is continuing or will result from the Loan.



                                                UST INC.


                                                ---------------------------
                                                Title:


- - - ---------------------------
Date




- - - ---------------------------

 *     To be inserted in any request for a Eurodollar Loan

 **    To be inserted in any request for a conversion.

                                                                          PAGE 1
                                   EXHIBIT C

                           INDEBTEDNESS; ENCUMBRANCES


GUARANTEES
- - - ----------
                                                                                          AMOUNT
                                                                                         (000'S)
                                                                                         -------
United States Tobacco Company's guarantee to Barclay's
Bank of London Payment of duty and VAT Deferment Schemes
by United States Tobacco International, Inc. (continuing).                                46

Fleet Bank, N.A. - Employee Assistance Program Loan
Guaranty Agreement (continuing).                                                           5

First City Bank & Trust Co., Hopkinsville, Kentucky -
Employee Assistance Program Loan Agreement (continuing).                                  -0-

NationsBank - Nashville, Tennessee - Employee Assistance
Program Loan Agreement (continuing).                                                       4

Paysaver Credit Union - Westchester, Illinois - Employee
Assistance Program Loan Agreement (continuing).                                           -0-

UST Inc.'s guarantee of the obligations of several employees who are holders of the Corporate American Express business
cards under the supervision of the Corporate Travel Department                             5

UST Inc.'s guarantee of a line of credit of $200,000 to
First Union National Bank, Sparta on behalf of Sparta Industries
Inc., Sparta, North Carolina, for the purchase of raw material -
(expires 12/94).                                                                         200

UST Inc.'s guarantee of a letter of credit for 110,005,500
Italian Liras issued in favor of Banco di Roma, Rome, Italy
furnished by their New York Agency for the account of United
States Tobacco International, Inc. to guarantee reimbursement of value added tax of Ufficio Imposta Sul Valore Aggiunto -
(expires 5/15/95).                                                                        69

                                                                                            AMOUNT
                                                                                            (000'S)
                                                                                            -------
UST Inc's guarantee of a letter of credit for 4,133,540
Italian Liras issued in favor of Banco di Roma, Rome,
Italy furnished by their New York agency  for the account
of United States Tobacco International, Inc. to guarantee
reimbursement of value added tax of Ufficio Imposta
Sul Valore Aggiunto (expires 5/15/95).                                                             3

UST Inc.'s issuance of a Line of Credit Agreement in favor
of Camera Platforms International Inc. (Amended 3/23/93)
for utilization of the borrowing facility in accordance with the terms and conditions of the agreement.  Total of loans
not to exceed $3,000,000 - (expires 12/31/95).                         3,000

UST Inc.'s issuance of a Line of Credit Agreement in favor
of Camera Platforms International Inc., related to the
acquisition of Panther Corporation of America and
associated product inventory in the amount of
$2,350,000 - (expires 7/1/98).                                         2,210                   5,210
                                                                       -----

UST Inc.'s guarantee in favor of Camera Platforms International
Inc. to guarantee the post-closing installment purchase price obligations of C.P.I. to Panther GMBH in an amount not to
exceed in total the sum of eight hundred thousand ($800,000)
dollars - (expires 7/1/98).                                                                      600


UST Inc.'s guarantee in favor of Cabin Fever Entertainment Inc.
to support its obligations and performance in accordance with the terms and conditions of contracts entered into with RHI
Entertainment, Inc. on December 31, 1992.                                                      3,000


UST Inc.'s guarantee in favor of Cabin Fever Entertainment
Inc. to support its obligations and performance in accordance with the terms and conditions of contract entered into with
Handleman Company, May 8, 1992.                                                                4,000
                                                                                              ------



                                                                                            $ 13,142

                                   EXHIBIT D


                                   LITIGATION



                                     None.

                                   EXHIBIT E



                            SIGNIFICANT SUBSIDIARIES


1.    United States Tobacco Company

2.    United States Tobacco Manufacturing Company Inc.

3.    United States Tobacco Sales and Marketing Company Inc.

4.    International Wine & Spirits Ltd.

5.    Stimson Lane Ltd.

6.    UST Enterprises Inc.

7.    UST International Inc.

                                   EXHIBIT F


                                    UST INC.


           REPORT OF CHIEF FINANCIAL OFFICER, TREASURER OR CONTROLLER

      UST INC. (the "Company") HEREBY CERTIFIES that:

      This Report is furnished pursuant to Section 5.1(c) of the Amended and Restated Revolving Credit and Term Loan Agreement dated as of August 15, 1994 by and between the Company and Bank of Boston Connecticut, in its own capacity and as Agent, Fleet Bank, N.A., Shawmut Bank Connecticut, N.A., Union Trust Company, Wachovia Bank of Georgia, N.A., The Bank of Nova Scotia and Toronto-Dominion (New York), Inc. (the "Agreement"). Unless otherwise defined herein, the terms used in this Report have the meanings given to them in the Agreement.

      As required by Section 5.1(a) and (b) of the Agreement, consolidated financial statements of the Company and its Subsidiaries for the [year/month/quarter] ended _____________, 19__ (the "Financial Statements") prepared in accordance with GAAP applicable to such Financial Statements consistently applied accompany this Report. The Financial Statements present fairly the consolidated financial position of the Company and its Subsidiaries as at the date thereof and the consolidated results of operations of the Company and its Subsidiaries for the period covered thereby (subject only to normal recurring year-end adjustments).

      The figures set forth in Schedule A for determining compliance by the Company with the financial covenants contained in the Agreement are true and complete as of the date hereof.

      The activities of the Company and its Subsidiaries during the period covered by the Financial Statements have been reviewed by the Chief Financial Officer or by employees or agents under his immediate supervision. Based on such review, to the best knowledge and belief of the Chief Financial Officer, Treasurer or Controller, as applicable, and as of the date of this Report, no Default has occurred.*

      WITNESS my hand this ___________ day of _________, 19__.

                                                UST INC.


                                                By:
                                                     ------------------------
                                                       Title:
                                                             ----------------

- - - -----------------

* If a Default has occurred, this paragraph is to be modified with an appropriate statement as to the nature thereof, the period of existence thereof and what action the Company has taken, is taking, or proposes to take with respect thereto.

                                                                 SCHEDULE A
                                                                     to
                                                                 EXHIBIT F



                              FINANCIAL COVENANTS




Consolidated Tangible Net Worth  (Section 5.7)

REQUIRED:

      (i)  Required Amount:                                            $250,000,000
                                                                        ===========


ACTUAL:

      (i)  Consolidated Net Worth of the
            Company and its Subsidiaries                               $
                                                                        -----------

      (ii)  Less:  excluded items(1) (if any)                         ($           )
                                                                        -----------

      (iii)  Total:                                                    $
                                                                        ===========




Ratio of Consolidated Total Funded Debt to Consolidated
Tangible Net Worth (Section 5.8)

REQUIRED:                                                              1.00 :   1.00
                                                                    =======    =====

ACTUAL:

      (i)  Consolidated Total Funded Debt                              $
                                                                        -----------

      (ii)  Consolidated Tangible Net Worth                            $
                                                                        -----------

      (iii) Line (i) divided by line (ii)                                  :   1.00
                                                                    ======    =====





- - - --------------------

(1) Excluded items are:   (a) goodwill of $________, (b) book
value, net of any reserves, of intangible assets, including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses, of $________, (c) write-up in the book value of assets of $________ and (d) value of minority interests in Subsidiaries of $_______.

Ratio of Consolidated Operating Cash Flow to Consolidated Total
Debt Service and Dividends (Section 5.9)

REQUIRED:                                                               1.25 :  1.00
                                                                        ====    ====

ACTUAL:

      (i)  Consolidated Operating Cash Flow                            $
                                                                        -----------

      (ii)  Consolidated Total Debt Service                            $
                                                                        -----------

      (iii) Dividends                                                  $
                                                                        -----------

      (iv)  Sum of line (ii) and line (iii)                            $
                                                                        -----------

      (v)  Line (i) divided by line (iv)                                    :
                                                                       ====    ====


      WITNESS my hand this ___________ day of __________, 19__.


                                                   UST INC.


                                                   By:
                                                      -------------------------
                                                      Title:

 UST [LETTERHEAD]


                                           EXHIBIT G

  August 15, 1994



  Bank of Boston Connecticut, as Agent
  for the Banks party to the Agreement
  referred to below
  1 Landmark Square
  Stamford, Connecticut  06901

  Each of the Banks listed on Annex 1 hereto

  RE:  UST Inc.

  Ladies and Gentlemen:

  This legal opinion is furnished to you pursuant to Section 3.1(d) of the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of August 15, 1994 (the "Agreement"), by and between UST Inc. (the "Company"), the Banks party thereto (the "Banks") and Bank of Boston Connecticut, as Agent for the Banks (in such capacity, the "Agent") pursuant to which the Company has executed and delivered to the Banks its Notes. All terms defined in the Agreement shall have the same meanings herein.

  I am the Assistant General Counsel of the Company and have acted as such in connection with the transactions and arrangements contemplated by the Agreement and the Notes.

  I have examined executed originals of the Agreement and the Notes. I have examined originals or certified copies of the charter documents (including the by-laws) of the Company (each document except the by-laws certified by the authorized offices of the Secretary of State of the State of Delaware as of the most recent practicable date). I have also examined such certificates of the directors and officers of the Company and such other certificates, agreements, instruments and documents as I have deemed necessary or advisable for the purposes of this legal opinion. I have relied, as to factual matters only, upon such certificates and the representations and warranties made in such agreements, instruments and other documents. I have assumed the genuineness of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as copies.

  I am admitted to the bar of the State of Connecticut and I express no opinion as to the laws of any jurisdiction other than
  (i) the laws of the State of Connecticut, (ii) the General Corporation Law of Delaware and (iii) the federal laws of the United States of America.

  Based upon the foregoing, it is my opinion that:

       (1) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified as a foreign corporation and is licensed, admitted or approved to do business as a foreign corporation in each jurisdiction wherein the character of the properties owned or held under lease by it, or the nature of the business conducted by it, makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

       (2) The Company has adequate corporate power and authority, and full legal right to own or to hold under lease its properties and to carry on the business in which it is presently engaged and presently proposes to engage.

       (3) The Company has adequate power and authority and full legal right to enter into the Agreement and the Notes and to perform, observe and comply with all of its agreements and obligations under each of such documents, including, without limitation, to make all of the borrowings contemplated by the Agreement.

       (4) The Agreement and the Notes have been duly and properly executed and delivered by the Company.

       (5) The agreements and obligations of the Company contained in the Agreement and the Notes constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

       (6) As of the date of the Agreement, all the Significant Subsidiaries of the Company are listed on Exhibit E thereto. The Company or a Significant Subsidiary is the record holder of all of the issued and outstanding stock of each of such Significant Subsidiaries. All shares of such stock have been validly issued and are fully paid and nonassessable, and no rights to subscribe to any additional shares have been granted, and no options, warrants or similar rights are outstanding.

       (7) Each Significant Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority, and full legal right to own or hold under lease its properties and conduct its business as now conducted and is duly qualified and in good standing as a foreign corporation and is licensed, admitted or approved to do business as a foreign corporation in each jurisdiction wherein the character of the properties owned or held under lease by it, or the nature of the business conducted by it, makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

       (8) The execution and delivery by the Company of the Agreement and the Notes, the performance by the Company of all of its agreements and obligations under each of such documents, and the making by the Company of all of the borrowings contemplated by the Agreement, have been duly and properly authorized by all necessary corporate action on the part of the Company and do not and will not (a) contravene any provision of the charter or by-laws of the Company (each as in effect on the date hereof), (b) to the best of my knowledge (after all due investigation in the circumstances), conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any agreement, trust deed, indenture, mortgage or other instrument to which the Company is a party or by which it is bound or affected, or result in the creation of any mortgage, lien, pledge, charge, security interest or other encumbrance upon any of the property of the Company, (c) violate or contravene any provision of any law or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or any order, ruling or interpretation thereunder or, to the best of my knowledge (after all due investigation in the circumstances), any decree, order or judgment of any court or governmental or regulatory authority, bureau, or agency or official applicable to the Company, require any waivers, consents or approvals by any of the creditors or trustees for creditors of record of the Company, or (d) require any waivers, consents or approvals by any shareholders of the Company or, to the best of my knowledge (after all due investigation in the circumstances), any other person, except such as have been duly obtained and are in full force and effect on the date hereof.

       (9) No approval, consent, order, authorization or license by, or filing or registration with, or giving of notice to, or taking of any other action with respect to, any governmental or regulatory authority or agency is required for the execution and delivery or performance by the Company of the Agreement or the Notes or for the performance by the Company of any of its agreements or obligations thereunder or for the making by the Company of the borrowings contemplated by the Agreement.

       (10) To the best of my knowledge (after all due investigation in the circumstances), there is no pending or threatened action, suit, proceeding or investigation before any court, governmental or regulatory authority, agency, commission or official, board of arbitration or arbitrator against the Company or any of its Significant Subsidiaries, the outcome of which could reasonably be expected (a) to adversely affect the transactions contemplated by the Agreement or the Notes, or (b) to have a Material Adverse Effect.

       (11) All state and local recording, franchise, stamp, documentary and other taxes and governmental charges and assessments required to be paid in connection with the execution, delivery, filing or recordation of, or as a condition to the enforcement of, the Agreement and the Note and any of the transactions contemplated thereby, if any, have been duly paid.

  My opinion is subject to the following assumption and qualifications:

       (a) enforcement of the Agreement and the Notes may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity regardless of whether enforcement is sought in equity or at law;

       (b) I express no opinion as to the enforceability of any rights to contribution or indemnification which are violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation);

       (c) I have assumed that the Agreement constitutes the legal, valid and binding obligation of the Agent and the Banks enforceable against the Agent and the Banks in accordance with its terms; and

       (d) I express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of the Agent or any Bank with any state, federal or other laws or regulations applicable to it or (ii) the legal or regulatory status or the nature of the business of the Agent or any Bank.

  This opinion is being furnished only to you and is solely for your benefit in connection with the transactions contemplated by the Agreement and the Notes and is not to be used, circulated, quoted, relied upon or otherwise referred to by any other person or for any other purpose without my prior written consent.

  Very truly yours,


  /s/ PHILIP R. BROOKMEYER
  ------------------------
  Philip R. Brookmeyer
  Assistant General Counsel
     & Assistant Secretary

  PRB:kap

                                    ANNEX 1



                           Bank of Boston Connecticut

                                Fleet Bank, N.A.

                            Shawmut Bank Connecticut

                              Union Trust Company

                            Wachovia Bank of Georgia

                            The Bank of Nova Scotia

                         Toronto Dominion Bank - Texas

                                    as Banks

                                      and

                           Bank of Boston Connecticut

                                    as Agent

                                                                       Exhibit H


                     Form of Competitive Bid Quote Request


                                                   [Date]


To:                 Bank of Boston Connecticut, as agent (the "Agent")

From:               UST INC. (the "Borrower")

Re: Amended and Restated Revolving Credit Agreement (the "Credit Agreement") dated as of August __, 1994 among UST INC., the Banks party thereto and the Agent.

      We hereby give notice pursuant to Section 2.8 of the Credit Agreement that we request Competitive Bid Quotes for the following proposed Competitive Bid Borrowing(s):

Date of Borrowing:___________________________

Principal Amount*          Interest Period**           Maturity Date
- - - ----------------           ---------------             -------------
$

             Such Competitive Bid Quotes should offer a Competitive Bid Rate.

             Terms used herein have the meanings assigned to them in the Credit Agreement.


                                                       UST INC.


                                                       By:
                                                          ---------------------
                                                          Title:




- - - -----------------------------------

* Amount must be a minimum of $1,000,000 or any larger multiple of $1,000,000.

** 7 to 90 days, subject to the provisions of the definition of "Interest
   Period".

                                                                       Exhibit I




                 Form of Invitation for Competitive Bid Quotes



To:                 [Name of Bank]

Re:                 Invitation for Competitive Bid Quotes to UST INC.
                    (the "Borrower")

      Pursuant to Section 2.8 of the Amended and Restated Revolving Credit Agreement (the "Credit Agreement") dated as of August __, 1994 among UST INC., the Banks parties thereto and Bank of Boston Connecticut, as Agent, we are pleased on behalf of the Borrower to invite you to submit Competitive Bid Quotes to the Borrower for the following proposed Competitive Bid Borrowing(s):

Date of Borrowing:___________________________

Principal Amount           Interest Period             Maturity Date
- - - ----------------           ---------------             -------------
$

             Such Competitive Bid Quotes should offer a Competitive Bid Rate.

             Please respond to this invitation by no later than ____ * a.m. (Boston time ) on [date].


                                         BANK OF BOSTON CONNECTICUT, as Agent


                                         By:
                                            ---------------------
                                            Authorized Officer




- - - -----------------------------------

*     The time specified in Section 2.8 of the Credit Agreement.

                                                                       Exhibit J


                         Form of Competitive Bid Quote



BANK OF BOSTON CONNECTICUT, as Agent
1 Landmark Square, Suite 2002
Stamford, Connecticut  06901

Attention:


Re:          Competitive Bid Quote to UST INC. (the
             "Borrower")

      In response to your invitation on behalf of the Borrower dated _______________, 19___, we hereby make the following Competitive Bid Quote on the following terms:

1.    Quoting Bank:_______________________________

2.    Person to contact at Quoting Bank:__________________________

3.    Date of Borrowing:_________________________________*

4. We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal            Interest     Competitive          Maturity
 Amount**            Period***     Bid Rate****          Date
- - - ---------           ----------    -------------        --------
$
$

      We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Amended and Restated Revolving Credit Agreement


- - - -----------------------------------

    *        As specified in the related Invitation.

   ** Principal amount bid for each Interest Period may not exceed principal amount requested. Bids must be made for $1,000,000 or any larger multiple of $1,000,000.

  ***        7 to 90 days, as specified in the related Invitation.

 **** Specify rate of interest per annum (each rounded to the nearest 1/10,000th of 1%).

dated as of August 15, 1994 among UST INC., the Bank parties thereto, and Bank of Boston Connecticut, as Agent, irrevocably obligates us to make the Competitive Bid Loan(s) for which any offer(s) are accepted in whole or in part by the Borrower.

                                                Very truly yours,

                                                [NAME OF BANK]


Dated:                                          By:
      ------------                                 ---------------------------
                                                   Authorized Officer

                                   EXHIBIT K


                  FORM OF NOTICE OF COMPETITIVE BID BORROWING





      Re: Amended and Restated Revolving Credit and Term Loan Agreement (as the same may be amended and in effect from time to time the "Credit Agreement"), dated as of August 15, 1994, among UST Inc. (the "Company"), the banks which are or may become parties thereto, and Bank of Boston Connecticut as Agent.

      We hereby give notice pursuant to Section 2.8(f) of the Credit Agreement of our acceptance of the following Competitive Bid Quote(s):

1.    Bank:_________________________

2.    Drawdown Date*:________________

3. In the following principal amounts, for the following Interest Periods and at the following rates:

      Principal                   Interest                    Competitive Bid
      Amount                      Period(s)                   Rate(s)**
      ------                      ---------                   ---------
      $
      $

[Repeat for each Bank as necessary]


4.    The aggregate principal amount for each Interest Period is:

             Interest                                            Aggregate
              Period                                          Principal Amount
              ------                                          ----------------
                                                              $
                                                              $


- - - ------------------------------------

*  As specified in the related Invitation for Competitive Bid
   Quotes.
** Specify rate of interest per annum (each rounded to the nearest 1/1,000th of 1%) for each applicable Interest Period.

      We hereby certify (a) that we will use the proceeds of the requested Competitive Bid Loan in accordance with the provisions of the Credit Agreement,
(b) that each of the representations and warranties contained in the Credit Agreement or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true as of the date as of which it was made and is true at and as of the date hereof (except to the extent of changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties related expressly to an earlier date) and (c) that no Default or Event of Default has occurred and is continuing.

      Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

                                         Very truly yours,





Dated:                                   By:
      -------------                         ---------------------------
                                            Name:
                                            Title:

                                   EXHIBIT L


                    FORM OF NOTICE OF COMPETITIVE BID LOANS



                               ___________, 199_



To:          Each of the Banks referred to below

From:               Bank of Boston Connecticut, as Agent


      Reference is hereby made to that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of August 15, 1994, among UST Inc. (the "Company"), the lenders which are or may become parties thereto (the "Banks") and Bank of Boston Connecticut, as agent for the Banks (the "Agent"), as the same may be amended and in effect from time to time (such agreement, as amended and in effect from time to time, the "Credit Agreement"). Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

      Under Section 2.8 of the Credit Agreement, the Company borrowed [insert amount] in Competitive Bid Loans on [insert date] with an Interest Period of [insert Interest Period]. The Competitive Bid Rate for the period is ______%.

      A range of Competitive Bid Quotes were submitted. The bids ranged from [insert highest bid] to [insert lowest bid].


                                         BANK OF BOSTON CONNECTICUT,
                                         as Agent



                                         By:
                                            ---------------------------
                                          Title:

                                   EXHIBIT M

                        ASSIGNMENT AND JOINDER AGREEMENT

                           Dated __________________


      Reference is made to the Amended and Restated Revolving Credit and Term Loan Agreement dated as of August ___, 1994 (the "Credit Agreement") among UST Inc. (the "Company"), the Banks (as defined in the Credit Agreement), and Bank of Boston Connecticut as Agent. Terms defined in the Credit Agreement are used herein with the same meanings.

______________________________________________ (the "Assignor")
agree as follows:  ____________________________ (the "Assignee")

      1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, a ____% interest in and to all of the Assignor's rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including, without limitation, a ___% interest (which on the Effective Date is $_________) in the Assignor's share of Loans outstanding. As a result of such assignment, the Commitment and the Commitment Percentage of the Assignor shall be $ _____ and ____%, respectively, and the Commitment and the Commitment Percentage of the Assignee shall be $ ___ and ___%, respectively. Concurrently herewith, the Assignee is remitting to the Assignor, in federal funds, the amount of its participation in each such outstanding loan.

      2. The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto, other than that the Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, and (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observation by the Company of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

      3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of such financial statements and other documents and information as it has deemed necessary to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it.

      4.     The Effective Date of this Agreement shall be
_____________________ (the "Effective Date").

      5. From and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent rights and obligations have been transferred to it by this Agreement, shall have the rights and obligations of a Bank thereunder and (ii) the Assignor shall, to the extent its rights and obligations have been transferred to the Assignee by this Agreement, relinquish its rights and be released from its obligations under the Credit Agreement. If the Assignor is holding any Notes, the Assignor shall, promptly after the Effective Date, surrender such Notes to the Agent and the Agent shall cause the Company to issue new Notes in accordance with Section 9.9(a) of the Credit Agreement.

      6. From and after the Effective Date, the Agent shall hold in trust all payments it receives in respect of the interest assigned hereby and shall promptly remit such payments to the Assignee.

      7. This Assignment and Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut (without regard to conflicts of laws or rules).

                                         [NAME OF ASSIGNOR]



                                         By:
                                            -------------------------
                                            Title:


                                         [NAME OF ASSIGNEE]



                                         By:
                                            ------------------------
                                            Title:

                                                         SCHEDULE 1


                            COMMITMENTS OF THE BANKS


                      Commitment
                      Percentage            Commitment
                      ----------            ----------
Bank                     25%                $50,000,000
of Boston
Connecticut

Fleet Bank             17.5%                $35,000,000

Shawmut Bank           17.5%                $35,000,000

Union Trust              10%                $20,000,000

Wachovia                 10%                $20,000,000

Bank of Nova
Scotia                   10%                $20,000,000

Toronto                  10%                $20,000,000
Dominion

                  ----------               ------------

TOTAL                   100%               $200,000,000

                     Schedule 4.13 - Environmental Matters



1. U.S. Tobacco Manufacturing Company ("USTMC") received a "notice of potential liability" letter from the United States Environmental Protection Agency, Region IV, dated January 25, 1990, regarding potential liability for the Saad Site in Nashville, Tennessee. This location was the site of a business that recycled waste oil. In April 1990, USTMC joined the Saad Site Steering Committee as a Limited Member solely for the purpose of establishing whether USTMC was in fact a responsible party for the Saad Site. Through a review of documents and interviews with relevant plant personnel, USTMC determined that it had no evidence linking it to the Saad Site. On September 26, 1991, USTMC entered into a "Limited Member Special De Minimis Settlement Agreement", pursuant to which USTMC received a covenant not to sue from the Saad Site Steering Committee in consideration for USTMC's original payment for joining the steering committee ($250.00). USTMC has not been contacted regarding this site since that date and has no reason to believe it has any exposure at this site.

2. On February 16, 1990, Sparta Industries, Inc. ("Sparta") received a letter from the Trustee in Bankruptcy for Seaboard Chemical Corporation ("Seaboard"), requesting, in connection with a closure of the Seaboard facility, that Sparta and other named parties remove existing containers of waste that had been lawfully shipped to the Seaboard site. Sparta subsequently removed approximately five drums of waste materials from the Seaboard facility, which were the only existing drums of materials attributed to Sparta (but not the only waste materials that Sparta had ever sent to the site). Sparta has not been contacted by the Trustee, any governmental agency, or any other person, subsequent to Sparta's removal of its waste.

3. The Company and Dixon Ticonderoga, Inc. have been involved in an environmental investigation of a facility located at One Cedar King Drive, Shelbyville, Tennessee, that was sold to Dixon Ticonderoga by a subsidiary of the Company in 1988. The main substance of concern at the site is benzene in groundwater, which has been detected in a few of the on-site monitoring wells on the property. Based on a review of documents and interviews with persons working at the facility, the Company has no information indicating that benzene was ever used at this property. Benzene has not been detected in any soils at the property. As a result of information provided to the State of Tennessee by Dixon Ticonderoga after the sale of this facility, the Tennessee Department of Environmental Conservation (the "Department"), in a letter dated July 27, 1989, requested an environmental assessment of the property. The most recent round of sampling data was provided to the Department on October 21, 1993. A request to the Department to close out this matter is currently pending. To the best of the Company's knowledge, the site is not on any official federal or state list of sites, such as the National Priorities List.

4. In connection with the Company's application for an air emissions operating permit from the Metropolitan Department of Health, Metropolitan Government of Nashville and Davidson County, the Metropolitan Department of Health alleged that the Company had violated the Code of Laws of Davidson County by constructing and operating certain sources of air pollutants without construction and operating permits, and by failing to install best available control technology ("BACT"), as required by Department regulations. The Company and the Metropolitan Department of Health have reached an agreement settling these allegations without admitting or denying the Department's findings. The proposed Consent Agreement (which has been signed by the Company) requires the Company to pay a penalty of $7,000 and to install BACT in accordance with a schedule set forth in the agreement. The Consent Agreement will become effective when signed by the Director of the Metropolitan Department of Health (the "Director"). The Company expects that the Consent Agreement will be signed by the Director in August 1994.





                                       2